(Exhibit 2)

Notice of Convocation of the 9th Ordinary General Meeting of Shareholders

Separate Volume of Reference Document for the General Meeting of Shareholders

This document has been translated from the Japanese original for reference purposes only.  In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.  The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

The shares to be issued in connection with this merger are securities of a non U.S. company.  The merger is subject to disclosure requirements of Japan that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights, or to pursue any claim you may have, under the federal securities laws of the United States, since the issuer is located in Japan, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company or its affiliates to subject themselves to a U.S. court’s judgment.

Articles of Incorporation and Financial Statements etc. of eAccess Ltd.

ACCA Networks Co., Ltd.

Articles of Incorporation of

eAccess Ltd.

Authentication: October 4, 1999
Incorporation: November 1, 1999
Amendment in its entirety: February 4, 2000
Partial amendment: June 28, 2000
Partial amendment: October 3, 2000
Partial amendment: October 4, 2000
Partial amendment: October 21, 2000
Partial amendment: January 29, 2001
Partial amendment: August 31, 2001
Partial amendment: September 26, 2001
Partial amendment: June 24, 2002
Partial amendment: September 9, 2002
Partial amendment: November 22, 2002
Partial amendment: June 25, 2003
Partial amendment: August 12, 2003
Partial amendment: June 29, 2004
Partial amendment: June 22, 2005
Partial amendment: June 22, 2006
Partial amendment: June 27, 2007

Articles of Incorporation of
eAccess Ltd.

CHAPTER I.  GENERAL PROVISIONS

Article 1.               (Corporate Name)

This Company shall be called “eAccess Kabushiki Kaisha” which shall be expressed in English as “eAccess Ltd.”

Article 2.               (Objects and Purposes)

The objects and purposes of the Company shall be as follows:

1.	Telecommunication business as defined in the Telecommunication Business Law;

2.	Construction of telecommunication facilities and incidental facilities;

3.	Development, maintenance, sale and lease of telecommunication facilities and incidental facilities;

4.	Consulting related to telecommunication business;

5.	Market research and gathering of information concerning the telecommunication business;

6.	Development, manufacture and sale of related to telecommunication;

7.	Development, creation and sale of software related to telecommunication;

8.	Cable television broadcasting business, cable broadcasting business and consulting related thereto;

9.	Construction of cable television broadcasting facilities and related facilities, and development, maintenance, sale and lease of incidental equipment;

10.	Internet access service;

11.	Construction design and construction work supervision business;

12.	Photoengraving, printing, binding and publishing business;

13.	Information processing service and information provision service;

14.	Any and all business incidental or related to the foregoing.

Article 3.               (Location of Head Office)

The Company shall have its head office located in Minato-ku, Tokyo, Japan.

Article 4.               (Organizations)

The Company shall have the following organizations other than the shareholders meeting and the directors:

1.	Board of Directors;

2.	Corporate Auditors;

3.	Board of Corporate Auditors; and

4.	Accounting Auditor

Article 5.               (Method of Public Notice)

The method for making public notices of the Company shall be electronic public notice; provided, however, that such notice shall be given by publication in the Nihon Keizai Shimbun in case the method of electronic public notice is not available due to any troubles or other unavoidable circumstances.

CHAPTER II.  SHARES

Article 6.               (Total Number and Type of Shares Authorized to be Issued by the Company)

The total number of shares authorized to be issued by the Company shall be 5,489,760 shares, 5,459,760 of which shall be common shares, and 10,000 of which shall be each of First Series Preferred Shares, Second Series Preferred Shares and Third Series Preferred Shares, respectively; provided, however, that if these preferred shares are acquired by the Company, the number of preferred shares authorized to be issued shall decrease by the number of such acquired preferred shares.

Article 7.               (Issuance of Share Certificates)

The Company shall issue share certificates.

Article 8.               (Shareholders Register Administrator)

1.                 The Company may have a shareholders register administrator.

2.                 The shareholders register administrator and its place of business shall be determined by a resolution at the board of directors.

3.                 In cases where the Company has a shareholders register administrator pursuant to the preceding two (2) paragraphs, the shareholders’ register of the Company (including the beneficial shareholders’ register (jissitsu kabunushi meibo). Hereinafter the same), lost share certificate register and stock option register shall be kept at the place of business of the shareholders register administrator; the shareholders register administrator shall, and the Company shall not, handle the entry and keeping of the shareholders’ register and beneficial shareholders’ register, the entry and keeping of the lost share certificate register and stock option register, and all other administration related to the shares and stock options.

Article 9. (Acquisition of Own Stock)

The Company may, by way of a transaction in the market or tender offer, acquire shares of the Company by a resolution of the Board of Directors.

Article 10.             (Share Handling Regulations)

The classes of share certificates to be issued by the Company, procedures relating to the entry and keeping of the shareholders’ register and beneficial shareholders’ register, the entry and keeping of lost share certificate register and stock option register and all other matters related to the shares and stock options and the amount of fees relating thereto and detailed procedures for exercise of shareholders’ rights shall be provided in the share handling regulations to be adopted by a resolution of the Board of Directors, unless otherwise provided by the law or the Articles of Incorporation.

Article 11.             (Record Date)

The record date for determining the voting rights exercisable at an ordinary shareholders meeting of the Company shall be March 31 of each year.

CHAPTER II-2.  PREFERRED SHARES

Article 11-2.  (Issuance of Preferred Shares)

The company may issue the following types of preferred shares, subject to the issue price and other conditions within the range provided for from Article 11-3 to Article 11-13, as different types of preferred shares.

First Series Preferred Shares

Second Series Preferred Shares

Third Series Preferred Shares

Article 11-3. (Preferred Dividends)

1.                    With respect to the payment of Term End Dividends (as defined in Paragraph 1 of Article 44, hereinafter the same shall apply in this Chapter.) in each fiscal year, the Company shall not pay any dividends to holders of common shares and other shares which are subordinated to the preferred shares with respect to dividends (in this Chapter, such shares being referred to as the Subordinated Shares and the holders of the

Subordinated Shares being referred to as the Subordinated Shareholders) unless it first pays a dividend of an amount equal to the price determined by a resolution of the Board of Directors, which is not more than the issue price of the preferred shares multiplied by 10% per annum, or a price multiplied by the rate determined by a resolution of the Board of Directors, which is not more than six months yen LIBOR plus 10% per annum per share (in this Chapter, the Preferred Dividends Amount) to the holders of the preferred shares (the Preferred Shareholders) as of the end of the relevant fiscal year.

2.                    With respect to the preceding paragraph, the starting date of the calculation of the Preferred Dividends Amount is the issue date of such preferred shares.

3.                    Notwithstanding the preceding paragraph, if the Company paid any Quarterly Dividends (as defined in Paragraph 2 of Article 44, hereinafter the same shall apply in this Chapter) to the Preferred Shareholders in the relevant fiscal year, in relation to the payment of the Term End Dividends, the Company shall not, in such fiscal year, pay any dividends to the Subordinated Shareholders unless it first pays a dividend of an amount equal to the Preferred Dividends Amount minus the amount of such Quarterly Dividends.

Article 11-4. (Quarterly Preferred Dividends)

With respect to the payment of Quarterly Dividends in each fiscal year, the Company shall not pay any Quarterly Dividends to the Subordinated Shareholders unless it first pays Quarterly Dividends in an amount of the Preferred Dividends Amount divided by four (4) per share to the Preferred Shareholders.

Article 11-5. (Accumulation of Preferred Dividends)

Whether shortfalls, which occur when the aggregate amount of the Term End Dividends and the Quarterly Dividends per share in each fiscal year paid to the Preferred Shareholders does not equal or exceed the Preferred Dividends Amount, will be accumulated (hereinafter referred to as Accumulated Dividends Amount) to the following fiscal years when they occur, shall be determined by a resolution of the Board of Directors at the time of the issuance of the preferred shares.

Article 11-6. (Non-Participation in Other Dividends)

The Company shall not pay any dividends to the Preferred Shareholders in excess of the Preferred Dividends Amount in each fiscal year.

Article 11-7. (Distribution of Residual Assets)

1.                     If the Company distributes its residual assets, it shall not distribute any residual assets to the Subordinated Shareholders unless it first pays an amount equal to the issue price (or the issue price plus the Accumulated Dividends Amount as determined by a resolution of Board of Directors at the time of the issuance of the preferred shares) per Preferred Share to the Preferred Shareholders.

2.                     The Company shall not distribute its residual assets to the Preferred Shareholders in excess of the amount equal to the issue price (or the issue price plus the

Accumulated Dividends Amount as determined by a resolution of Board of Directors at the time of the issuance of the preferred shares).

Article 11-8. (Conversion into Common Shares)

Any preferred shares may not be converted into common shares.

Article 11-9. (Voting Rigths)

The preferred shares shall have no voting rights, unless otherwise provided by applicable laws and regulations.

Article 11-10. (Consolidation, Split, and Subscription Right of Shares)

1.                     The Company shall not consolidate or split preferred shares unless otherwise provided by applicable laws and regulations.

2.                     The Company shall not give the Preferred Shareholders the rights to subscribe for new shares, stock options, or bonds with stock options.

Article 11-11. (Acquisition of Shares)

1.                     The Company may acquire all or part of preferred shares by the date or during the period determined by a resolution of the Board of Directors at the time of the issuance of the preferred shares, at the price determined by a resolution of such Board of Directors within the range of the issue price multiplied by 80% to 120% (or such price plus the Accumulated Dividends Amount as determined by a resolution of the Board of Directors at the time of the issuance of the preferred shares).  When the Company acquires part of the preferred shares, such acquisition shall be made by lot or other such method.

2.                     The Preferred Shareholders may demand the Company to acquire all or part of the preferred shares held by them by the date or during the period determined by a resolution of the Board of Directors at the time of the issuance of the preferred shares, at the price determined by a resolution of the Board of Directors within the range of the issue price multiplied by 80% to 120% (or such price plus the Accumulated Dividends Amount as determined by a resolution of the Board of Directors at the time of the issuance of the preferred shares).

Article 11-12. (Preference Rank)

The Term End Dividends, Quarterly Dividends, and residual assets shall be equally distributed to each type of preferred shares.

Article 11-13. (Statute of Limitation)

The provision of Article 45 shall apply mutatis mutandis to the Term End Dividends and Quarterly Dividends of each type of preferred shares.

CHAPTER III.  SHAREHOLDERS MEETING

Article 12.        (Time of Convocation)

The ordinary shareholders meeting of the Company shall be convened within three (3) months after the end of each fiscal year.  An extraordinary shareholders meeting of the Company may be convened whenever necessary.

Article 13.        (Person to Convene the Meeting and Chairman Thereof)

1.                 Except as otherwise stipulated in provisions of law, the shareholders meetings of the Company shall be convened by one of the representative directors in accordance with a resolution of the Board of Directors.  In the event that all representative directors are prevented from convening a shareholders meeting, another of the directors shall take their place in an order previously determined by the Board of Directors.

2.                 One of the representative directors shall act as Chairman at shareholders meetings. In the event that all representative directors are prevented from presiding at the shareholders meeting, another of the directors shall take their place in an order previously determined by the Board of Directors.

Article 14.        (Internet Disclosure and Deemed Provision of Referential Materials of Shareholders Meetings)

    If the Company discloses the information pertaining to the matters to be specified or represented in a referential material of a shareholders meeting, a business report, a financial statement, and a consolidated financial statement on the Internet in accordance with applicable laws and regulations, the Company may deem that it has provided such information to shareholders.

Article 15.        (Resolutions)

1.                 Unless otherwise provided by provisions of law or these Articles, resolutions of a shareholders meeting shall be adopted by a majority of votes of shareholders present who may exercise their voting rights at the shareholders meeting.

2.                 Resolutions of a shareholders meeting subject to Article 309, Paragraph 2 of the Corporation Act shall be adopted where shareholders are present having one-third or more of the voting rights of shareholders who may exercise their voting rights, by the vote of two-thirds or more of such voting rights.

Article 16.        (Proxy Voting)

1.                 A shareholder may vote by proxy.

2.                 To vote by proxy, the shareholder or proxy shall present a written proxy to the

Company for each shareholders meeting.

Article 17.        (Minutes)

Proceedings, results, and other matters of a shareholders meeting specified by applicable laws and regulations shall be written or recorded in the minutes.

CHAPTER IV.  DIRECTORS; BOARD OF DIRECTORS

Article 18.        (Number of Directors)

The Company shall have no fewer than five (5) and no more than fifteen (15) directors.

Article 19.        (Election and Dismissal of Directors)

1.                 Directors shall be elected by a resolution of a shareholders meeting at which shareholders are present holding at least one third of the voting rights of the shareholders who may exercise their voting rights, by the vote of a majority of such voting rights.

2.                 No cumulative vote shall be used for the election of directors.

3.                 A director may be dismissed by a resolution of a shareholders meeting at which shareholders are present holding a majority of the voting rights of the shareholders who may exercise their voting rights, by the vote of two-thirds or more of such voting rights.

Article 20.        (Term of Office of Directors)

1.                 The term of office of the directors shall expire at the conclusion of the ordinary shareholders meeting held with respect to the last of the fiscal years ending within one (1) year after the election.

2.                 The term of office of any director elected to fill a vacancy or due to an increase in the number of directors shall continue until the expiration of the term of office of other directors.

Article 21.        (Representative Director and Director with Special Title)

1.                 The Board of Directors shall, by its resolution, appoint one (1) or more Representative Directors of the Company.

2.                 Each Representative Director shall have the rights to act on behalf of the Company and executes the business of the Company in accordance with the resolutions of the Board of Directors.

3.                 The Board of Directors may, by its resolution, elect a director or directors with special titles.

Article 22.        (Board of Directors)

1.                 The directors shall constitute the Board of Directors.

2.                 The Board of Directors shall decide by a resolution all important matters pertaining to the management of the Company as well as such matters prescribed by law or by these Articles.

Article 23.        (Convocation of Meeting of the Board of Directors and the Chairman of the Meeting)

1.                 Except as otherwise required by the provisions of law, a meeting of the Board of Directors shall be convened by one of the representative directors, who shall act as the Chairman of the meeting.

2.                 In case of the absence of all representative directors, another of the directors shall take their place in an order previously determined by a resolution of the Board of Directors.

Article 24.        (Convocation Notice of the Board of Directors Meeting)

To convene a meeting of the Board of Directors, a notice shall be issued to each director and each corporate auditor at least five (5) days prior to the date of meeting; provided, however, that such term of notice may be shortened, or dispensed by the unanimous consent of directors and corporate auditors.

Article 25.        (Resolution of the Board of Directors)

1.                 A resolution of the Board of Directors shall be adopted by a majority vote of the directors present at a meeting where a majority of the total number of directors in office are present.

2.                 A meeting of the Board of Directors may be held through a video conference or any other communication methods permitted by the law.

Article 26.        (Omission of Resolution of Board of Directors)

In cases where a director submits a proposal to be the subject of a resolution of the Board of Directors, if all of the Directors (limited to those directors who may vote on the resolution of such subject) manifest their intention of consenting to such proposal (excluding the cases where a corporate auditor raises an objection to such proposal) in writing or by electronic record,, the Company shall deem that the Board of Directors has adopted a resolution approving such proposal.

Article 27.        (Minutes of Board of Directors)

Proceedings, results, and other matters of each meeting of the Board of Directors specified by applicable laws and regulations, shall be written or recorded in the minutes, and all the Directors and Corporate Auditors present shall sign, or put a seal impression or electronic signature on the minutes.

Article 28.        (Regulations of the Board of Directors)

Matters related to the Board of Directors shall be, unless otherwise provided in the law or the Articles of Incorporation, provided in the Regulations of the Board of Directors established by the Board of Directors.

Article 29.        (Remuneration, etc. for Directors)

Remuneration, bonuses, and other property benefits to be paid by the Company for Directors as compensation for the execution of their duties (hereinafter referred to as Remuneration etc.) shall be determined by a resolution of a shareholders meeting.

Article 30.        (Exemption from Directors Liabilities)

1.                 In relation to the liability of a director set forth in Article 423, Paragraph 1 of the Corporation Act, in cases where a director has performed his/her duties in good faith and without gross negligence, if the Company considers that the exemption is specially necessary by taking into consideration the facts which have caused such liability, the conditions of execution of his/her duties and other circumstances, the Company may exempt such director’s liability by a resolution of the Board of Directors, in an amount within the limit specified by applicable laws and regulations.

2.                 In relation to the liability of an outside director set forth in Article 423, Paragraph 1 of the Corporation Act, the Company may enter into an agreement with an outside director to the effect that if such outside director performed his/her duties in good faith and without gross negligence, such liability shall be limited to the higher of an amount prefixed by the Company (not less than \3 million) and the minimum liability amount determined by applicable laws and regulations.

3.                 If litigation is instituted by a shareholder or a third party against any Director of the Company and if such director prevails in the litigation, the Company shall, promptly upon request, reimburse all expenses incurred with respect to such litigation (except for any amounts to be reimbursed compensated by insurance).

CHAPTER V.  CORPORATE AUDITORS; BOARD OF CORPORATE AUDITORS

Article 31.        (Number of Corporate Auditors)

The Company shall have three (3) or more corporate auditors.

Article 32.        (Election of Corporate Auditors)

Corporate auditors shall be elected by a resolution of a shareholders meeting at which shareholders are present holding at least one third of the voting rights of the shareholders who may exercise their voting rights by the vote of a majority of such voting rights.

Article 33.        (Term of Office of Corporate Auditors)

1.                 The term of office of the corporate auditors shall expire at the conclusion of the ordinary shareholders meeting held with respect to the last of the fiscal years ending within four (4) years after  the election.

2.                  The term of office of any corporate auditor elected to fill a vacancy shall be the remaining term of office of his predecessor.

Article 34.        (Full-time Corporate Auditor)

The Board of Corporate Auditors shall, by its resolution, appoint one or more full-time corporate auditors.

Article 35.        (Alternate Corporate Auditor)

1.                 The Company may elect an alternate corporate auditor at an ordinary shareholders meeting for a case when the number of corporate auditors fall short of the minimum number of them provided for in the law or Article 31.

2.                 Alternate corporate auditors set forth in the precedent paragraph shall be elected by a resolution of a shareholders meeting at which shareholders are present holding at least one third of the voting rights of the shareholders who may exercise their voting rights by the vote of a majority of such voting rights.

3.                 The term of the alternate corporate auditors elected pursuant to the provision of the preceding two (2) paragraphs shall expire upon the first ordinary shareholders meeting after their election.

4.                 The term of office of any alternate corporate auditor who assumes an office of a corporate auditor in accordance with paragraph 1 shall be the remaining term of office of his predecessor.

Article 36.        (Convocation of Meeting of the Board of Corporate Auditors)

A notice to convene a meeting of the board of corporate auditors must be issued to each corporate auditors at least five days prior to the date of meeting; provided, however that such term of notice may be shortened, or dispensed by the unanimous consent of corporate auditors.

Article 37.        (Resolution of the Board of Corporate Auditors)

Unless otherwise provided by the provisions of law, a resolution of the Board of Corporate Auditors shall be adopted by a majority vote of the corporate auditors in office.

Article 38.        (Minutes of the Board of Corporate Auditors)

Proceedings, results, and other matters of the Board of Corporate Auditors specified by applicable laws and regulations shall be written or recorded in the minutes, and all the Corporate Auditors present shall sign, or put a seal impression or electronic signature on the minutes.

Article 39.        (Regulations of the Board of Corporate Auditors)

Matters related to the Board of Corporate Auditors shall be, unless otherwise provided in the law or the Articles of Incorporation, provided in the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors.

Article 40.        (Remuneration, etc. for Corporate Auditors)

Remuneration etc. for Corporate Auditors shall be determined by resolutions of a shareholders meeting.

Article 41.        (Exemption from Corporate Auditors Liabilities)

1.                 In relation to the liability of a corporate auditor set forth in Article 423, Paragraph 1 of the Corporation Act, in cases where a corporate auditor has performed his/her duties in good faith and without gross negligence, if the Company considers that the exemption is specially necessary by taking into consideration the facts which have caused such liability, the conditions of execution of his/her duties and other circumstances, the Company may exempt such liability of such corporate auditor by a resolution of a Board of Directors, in an amount within the limit specified by applicable laws and regulations.

2.                 In relation to the liability of a outside corporate auditor set forth in Article 423, Paragraph 1 of the Corporation Act, the Company may enter into an agreement with an outside corporate auditor to the effect that if such outside corporate auditor performed his/her duties in good faith and without gross negligence, such liability shall be limited to the higher of an amount prefixed by the Company (not less than \3 million) and the minimum liability amount determined by applicable laws and regulations.3.If litigation is instituted by a shareholder or a third party against any Corporate Auditor of the Company and if such Corporate Auditor prevails in the litigation, the Company shall, promptly upon request, reimburse all expenses incurred with respect to such litigation (except for any amounts to be reimbursed compensated by insurance).

CHAPTER VI.  ACCOUNTS

Article 42.        (Fiscal Year)

The fiscal year of the Company shall commence on April 1st of each year and end on March 31st of the following year.

Article 43.        (Decision Making for Distribution of Surplus)

The Company shall determine by a resolution of Board of Directors the matters set forth in each item of Article 459, Paragraph 1 of the Corporation Act, such as distribution of surplus etc. unless otherwise provided by applicable laws and regulations.

Article 44.        (Term End Dividends and Quarterly Dividends)

1.                 The Company shall distribute surplus by a resolution of Board of Directors, the record date of which is March 31st of each year (hereinafter referred to as the “Term End Dividends”).

2.                 The Company may distribute surplus, the record date for which is September 30 of each year, and, in addition to such distribution, may distribute surplus twice a fiscal year by a resolution of Board of Directors (hereinafter referred to as the “Quarterly Dividends”).

Article 45.        (Statute of Limitation)

1.                 If cash is distributed as dividends, the Company shall not be obliged to pay any dividends after the expiration of a three (3) full year period from the date of commencement of payment of such dividends.

2.                  No interest shall accrue on unpaid Term End Dividends and Quarterly Dividends.

CHAPTER VII.  ANTI-HOSTILE TAKE OVER SCHEME

Article 46.        (Introduction of Anti-Hostile Take Over Scheme)

1.                 If the Company introduces an anti-hostile take over scheme, including but not limited to issuance of stock options, in order to avoid impairment of the corporate value of the Company and interest of minority shareholders by abusive acquisition and the like, The Company shall obtain an approval of the first shareholders meeting to be held after the introduction.  The Company shall further obtain approvals at the annual shareholders meetings corresponding to the last fiscal year within every three years following the introduction of the anti-hostile take over scheme, in order to maintain the anti-hostile take over scheme.
2.                 If the approval of a shareholders meeting mentioned in the preceding paragraph is not obtained, the Board of Directors shall promptly take steps to dissolve the anti-hostile take over scheme.

3.                 The Company may at any time dissolve the anti-hostile take over scheme under paragraph 1 by a resolution of the Board of Directors where the Board of Directors determines it necessary for maximization of the corporate value of the Company.
4.                 In case where the Company receives a proposal of acquisition, the Company shall decide whether or not to dissolve the anti-hostile take over scheme under paragraph 1, considering the terms of such proposal (e.g., the purpose of acquisition, the method of acquisition (i.e. whether it is structurally oppressive, whether sufficient time is allowed to consider alternative measures, or whether the acquisition method is misleading to shareholders), the subject of acquisition (i.e. whether all of the shares may be purchased), the type of consideration, the amount of consideration, and treatment of the Company’s stakeholders).
5.                 In case where the Company receives a proposal of acquisition, the Company shall organize a Corporate Value Enhancement Committee which shall consist of all the independent directors and the Committee shall decide whether or not to dissolve the anti-hostile take over scheme under paragraph 1, considering the same factors mentioned in the precedent paragraph.  A resolution of the Committee shall be adopted by a majority of votes cast at a committee meeting at which at least one third of the committee members (but not less than three members) are present.  Where the committee resolves that anti-hostile take over scheme under paragraph 1 must be dissolved, the Board of Directors shall promptly take steps to scheme.

eAccess Ltd.
Business Report
9th Fiscal Year
(from April 1, 2007 through March 31, 2008)

I.	Current Status of the Group
(Note) “The Group” used herein refers to the “Corporate Group” under Article 120, Paragraph 2 of the Ordinances for Enforcement of the Corporation Law (provided, however, that it will also include affiliates to which equity method applies as context requires).

1.	Business Progress and Results
The Japanese economy passed with uncertainty over the subject consolidated fiscal year mainly due to slump of stock market driven by an impact of sub-prime loans, appreciation of the Japanese yen and escalating commodity prices.
In addition to the development of optical (FTTH (*1)) and ADSL services, changes have begun in the Japanese broadband market including the integration of fixed line telephones and mobile telephones (FMC (*2)) and the widespread use of mobile broadband services.  In the Japanese mobile phone market, competition among carriers has become fierce, largely owing to the integration of communications and broadcasting through the launch of the digital broadcasting for mobile terminals (One Seg (*3) Broadcasting), the introduction of the mobile number portability (MNP) (*4) system, and call rate flat-rate system.
Under such circumstances, EMOBILE Ltd. (“EMOBILE”), an affiliate of the Group, which has recently entered the mobile market with mobile data communication services, has successfully expanded its business through the expansion of service areas, acquisition of customers and expansion and upgrade of products and services, and also the launch of nationwide voice services on March 28, 2008.  Furthermore, along with the expansion of EMOBILE’s service areas and a variety of services, the Company expanded the provision of backbone network channel services with the use of an ultrahigh-speed optical fiber IP backbone, constructed throughout the nation by the Company.  With respect to ADSL services, in spite of the maturing market, the Company has actively made sales efforts coordinating within the group such as by providing a combined sale that includes mobile data services.  At the same time, the Company realized a decrease in the ratio of cancellations by placing more emphasis on maintaining customers through the implementation of various measures for deterring cancellations.  Also, in June 2007, in order to establish a business model in which the terminal business runs on a stand-alone basis, the Company launched its own device business which deals with development and sales of the terminals.  Moreover, in December 2007, the Company became the first domestic carrier to launch businesses targeted at MVNO (*5) with EMOBILE, as a high-speed mobile data communication services with the use of HSDPA (*6).
In order to collect, and return to shareholders, the investment capital at the initial stage, the Company sold a portion of its shares in EMOBILE on May 31, 2007.  As a result and on the same day, EMOBILE was converted from a consolidated subsidiary to an affiliate which is accounted for under the equity method.
As a result of the above, the Group recorded a revenue of JPY 67,564 million (an increase of 20.1% or JPY 11,314 million from the prior consolidated fiscal year), operating profit of JPY 7,092 million (an increase of 576.0% or JPY 6,042 million from the prior consolidated fiscal year), recurring loss of JPY 8,365 million (an increase of 434.8% or JPY 6,801 million from the prior consolidated fiscal year), and net loss of JPY 6,351 million (in the prior consolidated fiscal year, the Group recorded a net income of JPY 909 million) for the current consolidated fiscal year.
The increase in revenue was due to an increase in the revenue as a result of the launch of the mobile business and the device business, which was more than offset by the decrease in revenue within the network business due to an increase in the ratio of subscribers for ADSL (low price service) and a decrease of ARPU (monthly revenue per subscription).
The increase in operating profit was mainly due to the fact that, EMOBILE changed from a consolidated subsidiary to an affiliate accounted for under the equity method, the operating results of EMOBILE, which recorded losses due to up-front investment at the beginning of the provision of services, were consolidated only for the period from April 1, 2007 to May 31, 2007, and such operating results were reflected as gains/losses on investments under the equity method from June 1, 2007 onwards.
The increase in recurring loss was due to an increase of losses in the operating results of EMOBILE, which are reflected as gains/losses on investments under the equity method, as a result of enlarged operating expenses associated with the launch of services.
Additionally, the Company recorded non-consolidated revenue of JPY 67,257 million (an increase of 20.1% or JPY 11,273 million from the prior fiscal year), operating profit of JPY 12,281 million (a decrease of 2.0% or JPY 251 million from the prior fiscal year), recurring profit of JPY 10,587 (a decrease of 7.0% or JPY 791 million from the prior fiscal year) and net income of JPY 8,454 million (an increase of 27.5% or JPY 1,826 million from the prior fiscal year) for the fiscal year.
The increase in revenue was due to an increase in the revenue of the mobile business and the device business which was more than offset by the decrease in the revenue of the network business.
The decrease in operating profit was mainly due to an increase of costs related to the expansion of provision of backbone network channel services for EMOBILE in the network business and the cost of up-front investment related to the commencement of the device business.
The decrease in recurring profit was due to a decrease in operating profit and an increase in interest expense as a result of cancellation of the application of hedge accounting method concerning interest swap contracts due to fluctuation of market interest rate.
The increase in net income was due to gains of JPY 3,500 million on the sale of EMOBILE shares on May 31, 2007, which was more than offset by a decrease in recurring profit.
The results of each business segment for the current consolidated fiscal year are as follows.

Commencing from the current consolidated fiscal year, the Company will disclose the results of the “Device Business” established on June 2007 as a new business segment, and the business segment previously known as “ADSL/ISP Business” will change its name to “Network Business.”
(in million JPY)
	Network Business	Device Business	Mobile Business	Eliminations/ Corporate	Total
Revenue	54,303	15,533	1,508	(3,780)	67,564
Operating expenses	42,032	16,589	5,627	(3,775)	60,473
Operating profit (loss)	12,271	(1,056)	(4,120)	(5)	7,092

(i)	Network Business
In the network business, while the Company continued to promote measures to acquire customers by coordinating with affiliated ISPs in ADSL services, the Company mainly acquired customers in low-price services such as 12Mbps services by utilizing its pricing advantage for FTTH services.  Moreover, the Company continued to strengthen measures for deterring cancellations.  In addition, the Company became the first domestic carrier to launch businesses targeted at MVNO with EMOBILE, as a high-speed mobile data communication services with the use of HSDPA.  Furthermore, the Company actively made sales efforts coordinating within the group, for example through the provision of, together with EMOBILE, a simple structured, ADSL-specific low-price service called “EMOBILE HomeAccess” which offers set plans combined with mobile data plans.  The Company is also proceeding with the expansion of backbone network channels provided for EMOBILE, the service areas of which are currently expanding.  The number of ADSL service subscribers as of the end of March 2008 is 1,843 thousand.
As a result of the above, the revenue for the current consolidated fiscal year decreased by 3.0% from the prior consolidated fiscal year to JPY 54,303 million due to a decrease in subscribers and a reduction in ARPU (monthly revenue per subscription), which corresponds to an increase in the ratio of subscribers for ADSL (low price service).  A decrease in operating profit of 2.1% from the prior consolidated fiscal year to JPY 12,271 million due to the decrease in revenue and the increase in costs related to expansion of backbone network channel services for EMOBILE, although such increase was absorbed by strict cost management policies throughout the Company.

(ii)	Device Business
In establishing a business model in terminals following the entry into the mobile phone market by an affiliate, EMOBILE, in order to ensure that the terminal business becomes profitable on a stand-alone basis, the Company commenced the device business on June 1, 2007 following the transfer of the product development division of EMOBILE to the Company.
During the consolidated fiscal year, the Company has sold data card terminals and the mobile broadband terminal device “EM･ONEα”, products specialized for data-service, to EMOBILE since the launch of the device business.  Following the commencement of the voice services by EMOBILE at the end of March 2008, the Company commenced the sale of terminals inclusive of voice functions such as Smart phone (*7) terminal “EMONSTER”.
As a result of the above, the Company recorded revenue of JPY 15,533 million, and operating loss of JPY 1,056 million for the current consolidated fiscal year due to cost of up-front investment related to the establishment of the device business.

(iii)	Mobile Business
Within the Group, an affiliate, EMOBILE, is engaged in the mobile business.  EMOBILE proactively introduced the latest technology using the W-CDMA (*8) platform and cutting-edge HSDPA technology and launched a data communications service using mobile broadband terminal device “EM･ONE” and data cards in Tokyo, Nagoya and Osaka in March 2007, setting its focus on high-speed data transmission called “mobile broadband”.  EMOBILE actively pursued expansion of its network thereafter, and the substantial population coverage ratio of EMOBILE in Japan has reached approximately 80% as of the end of March 2008.
In the area of sales, the number of subscribers of the service stably increased as a result of the active utilization of sales channels which leverage strong partnerships with home appliance retailers established by the Company, and the focus on direct distribution to corporate customers with high needs of data cards.  The number of subscribers as of the end of March 2008 has reached approximately 410 thousand.
Further, in December 2007, EMOBILE became the first domestic carrier to speed up the maximum transmission speed of HSDPA for data reception up to 7.2 Mbps and launched the high-speed data service in primary areas in Hokkaido, Tohoku, Kanto, Tokai, Kansai, Chugoku and Kyushu.  In March 2008, EMOBILE launched “EM Charge”, the nation’s first prepaid service for HSDPA mobile data communications, at the lowest price level within the industry.  Additionally, on March 28, 2008 EMOBILE launched a voice service and became the first carrier in the industry in Japan to offer free monthly basic call rate, and introduced the fixed-rate package for mobile telephones under which calls between mobile telephones of EMOBILE subscribers would be free of additional charge at any time.  EMOBILE also started to offer other call rates at the lowest price level in the industry.
As mentioned above, the operating results of EMOBILE are consolidated for the period from April 1, 2007 to May 31, 2007, and are reflected as gains/losses on investments under the equity method from June 1, 2007 onwards.  As a result, revenue during the subject consolidated fiscal year was JPY 1,508 million.  Additionally, operating loss during the relevant period was JPY 4,120 million on account of rental fees relating to the construction of base stations, line subscription costs and promotional expenses.

2.	Capital Investments
Capital investments for the subject consolidated fiscal year amounted to JPY 14,255 million.

The capital investments in the network business amounted to JPY 5,038 million which were primarily due to the enhancement of communication facilities for the provision of backbone services.
Capital investments in the Mobile Business for wireless communication equipment etc. during the period from April 1, 2007 to May 31, 2007, in which EMOBILE was consolidated, amounted to JPY 8,377 million.

3.	Changes in Assets, Profits and Losses
(1)   Assets, Profits and Losses of the Group
Classification	Fiscal Year Ended in March 2005	Fiscal Year Ended in March 2006	Fiscal Year Ended in March 2007	Fiscal Year Ended in March 2008 (Subject Consolidated Fiscal Year)
Revenue	-	60,353 million yen	56,250 million yen	67,564 million yen
Recurring Profit (Loss)	-	7,531 million yen	(1,564) million yen	(8,365) million yen
Net Income (Loss)	-	5,020 million yen	909 million yen	(6,351) million yen
Net Income (Loss) per Share	-	3,661.19 yen	631.82 yen	(4,396.36) yen
Total Assets	-	194,174 million yen	237,837 million yen	121,590 million yen
(Notes)
1. The Company has been preparing consolidated financial statements since the fiscal year ended in March 2006 due to the increased importance of EMOBILE, capital reinforcement and the Company’s application for the EMOBILE’s business license.

2. The net income or net loss per share is calculated based on the average number of outstanding shares during the relevant fiscal year.
3. The decrease in revenue from the fiscal year ended in March 2006 to the fiscal year ended in March 2007 was due to a decrease of ARPU (monthly revenue per subscription) as a result of an increase in the ratio of ADSL (low price service) subscribers.
4. The change in recurring loss in the fiscal year ended in March 2007 from recurring profit in the fiscal year ended in March 2006 occurred due to an increase in operational costs following the launch of the business of EMOBILE.
5. The increase in total assets in the fiscal year ended in March 2007 from that in fiscal year ended in March 2006 was mainly due to the capital increase of EMOBILE.
6. EMOBILE changed from a consolidated subsidiary to an equity method affiliate as a result of a partial disposal of shares held by the Company on May 31, 2007.
7. The decrease in total assets from the fiscal year ended in March 2007 to the fiscal year ended in March 2008 was mainly due to the change of EMOBILE from a consolidated subsidiary to an equity method affiliate.
8. The figures for the fiscal year ended in March 2008 are as described in “Business Progress and Results”.

(2)   Assets, Profits and Losses of the Company
Classification	Fiscal Year Ended in March 2005	Fiscal Year Ended in March 2006	Fiscal Year Ended in March 2007	Fiscal Year Ended in March 2008 (Subject Fiscal Year)
Revenue	57,907 million yen	60,353 million yen	55,984 million yen	67,257 million yen
Recurring Profit	8,068 million yen	9,388 million yen	11,378 million yen	10,587 million yen
Net Income	9,352 million yen	6,334 million yen	6,628 million yen	8,454 million yen
Net Income per Share	7,084.09 yen	4,619.42 yen	4,604.66 yen	5,852.03 yen
Total Assets	134,990 million yen	142,505 million yen	139,572 million yen	142,448 million yen
(Notes)
1. The increase in revenue from the fiscal year ended in March 2005 to the fiscal year ended in March 2006 was due to an increase in the number of subscribers for the ADSL service.  Revenues for the period since the fiscal year ended in March 2005 include revenue from the ISP business assigned during that fiscal year.  The decrease in revenue from the fiscal year ended in March 2006 to the fiscal year ended in March 2007 was due to a decrease of ARPU (monthly revenue per subscription) as a result of an increase in the ratio of ADSL (low price service) subscribers. .

2. The increase of the recurring profit from the fiscal year ended in March 2005 to the fiscal year ended in March 2007 was due to a decrease in the cost per contract as a result of company efforts to hold down increases in expenses.
3. Net income exceeded recurring profit in the fiscal year ended in March 2005 due to the refund of 1,970 million yen being recorded as non-recurring profit.  This refund was received in connection with the conclusion of the business transfer agreement with JAPAN TELECOM for ADSL business.
4. The increase in the total assets from the fiscal year ended in March 2005 to the fiscal year ended in March 2006 was due to an increase in the earned surplus as a result of an increase in net profit, together with an increase in liabilities as a result of the issuance of straight bonds in March 2005.  The decrease in the total assets from the fiscal year ended in March 2006 to the fiscal year ended in March 2007 was due to a decrease in liabilities as a result of repayment of borrowings etc.
5. The net income per share is calculated based on the average number of outstanding shares during the relevant fiscal year.
6. The figures for the fiscal year ended in March 2008 are as described in “Business Progress and Results.”

4.	Challenges for the Company
In order to continuously promote broadband internet and provide next-generation IP communication services focusing on broadband services, the Group has identified the following points as the key corporate challenges.

(i)	Strengthening partnerships with business partners and distributors
The Group conducts its own sales promotion to attract new subscribers for its mobile communication company and AOL branded ISP company.  As a wholesale company for business partners including ISP, the Group conducts campaigns and other sales promotion together with its business partners.  In addition, the Group sets up independent booths in home appliance retailers to gain new subscribers. Through this unique distribution channel, the Group sells its own services along with home appliances of the retailer, such as computers.  With the broadband market reaching maturity, the Group aims to focus on satisfying user needs and discover a new target segment in the market by cooperating with companies of various business categories to offer added value sought by users, taking into consideration the trends of internet users.  The Group will endeavor to gain new subscribers by strengthening relationships with these partners and by engaging in effective sales activities.  At the same time, the Group will focus on reducing costs per new subscriber.

(ii)	Improving customer satisfaction
Customers of the Group include ISPs affiliated with the Group and the distributors, as well as subscribers for ADSL services, ISP Services provided by AOL and the mobile broadband communication services.  The Group believes it is important to improve customer satisfaction and win the confidence of customers (including affiliated ISPs and distributors) to maintain and expand the number of subscribers to its communications services.  To this end, the Group endeavors to improve customer satisfaction by strengthening its network monitoring system, boosting customer support and improving the quality of services.

(iii)	Tightening personal information management
The Group handles personal information of customers, and believes that managing and protecting such personal information properly is a social responsibility of the Group.  Under the initiative of the “Information Management Center”; an organization established by the Group to continuously promote, manage and monitor information security, the Company proceeds with the tightening of procedures to access customer data, the restriction of entry into high security areas, the introduction of security software to the Group’s internal network, and the establishment and management of the security policy and related rules.  As a result of these efforts, the Group has received privacy mark certification from a third-party institution, verifying that the Group has an established personal information management system.  The Group will continue to recognize the importance of personal information management by all employees, and focus on the proper handling and careful management of such information.

(iv)	Enhancing cost competitiveness
In order to offer services at attractive prices and promote active business development in the future, it is necessary to build and strengthen a structure to reduce costs and achieve profits even at low offering prices.  In the network business, the Group will reduce the costs of signing new subscribers by enhancing cooperation with the affiliated ISPs and distributors, by focusing on effective business investment which meets demands, and by reducing network costs by improving operational efficiency of the unique Hikari IP backbone networks.  In the mobile business, the Group will enhance cost competitiveness in various areas and continue efforts towards business expansion. This will be achieved primarily by reducing the costs of developing and establishing base stations (through the introduction of technology in conformity with international standards and that of the most-advanced small base stations) and reducing capital investments and running costs (through the sharing of networks with the network business).

(v)	Structure to ensure confidence in financial reports
The Group has been establishing and maintaining the internal controls necessary to promote confidence in financial reports in accordance with the Financial Instruments and Exchange Law.  From now on, the Group will evaluate the effectiveness of internal control and conduct necessary maintenance and improvement on a continual basis under the initiative of the “Internal Control Center,” a specialty division.  This will allow the Group to effectively and appropriately file the internal control reports stipulated in the Financial Instruments and Exchange Law,

(vi)	Future business expansion
The Group is looking to expand the network business (currently a core business for the Group), the device business (which has been newly launched), and the mobile business (which has newly entered the mobile phone market). To this end, the Group will endeavor to integrate fixed-line communication and mobile communication, thus achieving maximum benefit from the synergies existing between the two businesses. As a whole, the Group aims to offer total services that are attractive to customers.
In the mobile business, the Group will highlight the convenience and functionality of mobile broadband services and take initiatives to create a society where seamless access to broadband services is available anywhere. This will be achieved primarily through the provision of new services which employ high-speed communications technology and attractive terminals, gained through cooperation with the device business.  In the network business, the Group will continue to differentiate its services from the FTTH and ADSL services of its competitors by providing its services together with those of EMOBILE and business partners in other business categories. The Group aims to provide low cost services backed by cost competitiveness.  In relation to the expansion of the MVNO business, the Group will focus on expanding affiliated ISPs non-ISP business partners in addition to offering value added services unique to MVNO.

5.	Status of Important Parent Company and Subsidiaries
(1)	Relationship with the parent company
N/A

(2)	Status of important subsidiaries

N/A (as of the end of the current consolidated fiscal year)
As a result of the sale of a portion of shares in EMOBILE by the Company on May 31, 2007, EMOBILE was converted from a consolidated subsidiary to an affiliate which is accounted for under the equity method.

6.	Principal Business Activities
The Group is comprised of the Company, two (2) consolidated subsidiaries, two (2) affiliates which are accounted for under the equity method (including EMOBILE) and one (1) non-consolidated subsidiary.  The principal business purposes of the Group are to conduct (i) the network business which provides high-speed Internet access services mainly through ADSLs, AOL branded ISP services and backbone network channels for affiliates; (ii) the device business in which mobile terminals are developed and sold; and (iii) the mobile business which provides mobile broadband communication services.

7.	Principal Business Office

(1)	Company
Head office (Tokyo)

(2)	Subsidiaries
CULTIVE Ltd. (Tokyo)
CV1 Venture Fund (Tokyo)

8.	Status of Employees
Business Segment	Number of Employees
	Regular employees	Temporary employees
Network business	198	(46)
Device business	39	(1)
Corporate (common)	110	(16)
Total	347	(63)
(Notes)
1. The number of employees is that of the employed workers.  The number of regular employees is the number as of March 31, 2008, and the number of temporary employees is described in parentheses and represents the average number of temporary employees during the current consolidated fiscal year.

2. The number of employees for the mobile business is not included herein since EMOBILE was converted from a consolidated subsidiary to an affiliate which is accounted for under the equity method on May 31, 2007.  In addition, the number of outsourced employees which was included in the number of temporary employees during the prior consolidated fiscal year is excluded therefrom for the current consolidated fiscal year.  As a result, the numbers of regular employees and temporary employees have decreased 313 and 980, respectively, in total compared with the figures for the prior consolidated fiscal year.

9.	Status of Major Lenders
Lender	Balance of Loans (in million yen)
Mizuho Bank, Ltd.	1,300

Glossary

*1	FTTH (Fiber To The Home)
To connect optical fiber cables from telecommunication operators to homes.

*2	FMC (Fixed Mobile Convergence)
To integrate fixed line telephones and mobile telephones.  There are various integration methods such as integrated billing services, services to allow subscribers to use both fixed line and mobile telephones by only one (1) terminal, and services to allow subscribers to use the same application from both fixed line telephones and mobile telephones.

*3	One Seg
The terrestrial digital broadcasting service for mobile terminal devices including mobile telephones, which commenced on April 1, 2006.  The name was originally a technical term, namely “One Segment Broadcasting,” however the Association for Promotion of Digital Broadcasting decided to name the service “One Seg” in September 2005.

*4	Number Portability
The system in which the telephone numbers for fixed line telephones or mobile telephones do not change and allows their continuous usage even upon change of the subscribed telephone carriers (telecommunication carriers).  This system is also referred to as portable number system (bango mochihakobi seido).  Additionally, the system may be called MNP (Mobile Number Portability) for mobile telephones.  Since the users can use the same number even after changing the telecommunication carriers and are able to select carriers more easily, this system is expected to enhance convenience for users and promote competition among carriers.

*5	MVNO
This abbreviation stands for Mobile Virtual Network Operator.  This refers to any virtual wireless communication carrier which borrows a portion of network from Mobile Network Operators (“MNOs”) which hold mobile communication network infrastructures including mobile telephones and PHS, and subsequently provides its own services by using the relevant network.

*6	HSDPA
HSDPA (High Speed Downlink Packet Access) refers to a standard which heightens the speed of W-CDMA and achieves more than fivefold communication speed.  It is also called “3.5G” since it is an upgrade version of the 3G system.

*7	Smart Phones
Mobile telephones with a built-in computer empowered with various data processing functions in addition to voice communications.  Specifically, this refers to mobile telephones with built-in email features and Web browsing software which may be connected to the Internet.

*8	W-CDMA (Wideband Code Division Multiple Access)
Third generation mobile phone (3G) format developed by NTT Docomo, Ericsson and other carriers.  The data transmission capability is 144Kbps for high-speed mobile use, 384Kbps for pedestrian use and 2Mbps for stationary use, and W-CDMA enables the real-time communication and downloading of audio/video contents.  W-CDMA uses CDMA format and is highly sufficient in terms of frequency since two or more users may share the use of the same frequency.  W-CDMA is a standard in Japan and Europe for the next generation communications system IMT-2000, as defined by ITU (International Telecommunication Union).  Meanwhile, the North American standard, cdma2000, is also accepted as one of IMT-2000 standard.

II.	Matters Concerning Company Shares
The status of shares of the Company for the fiscal year is as follows:

1.	Total number of issuable shares
Common shares	5,459,760 shares
First Series Preferred Shares	10,000 shares
Second Series Preferred Shares	10,000 shares
Third Series Preferred Shares	10,000 shares
Total	5,489,760 shares
(Note)
Pursuant to the Articles of Incorporation, in the event that the First Series Preferred Shares, Second Series Preferred Shares or Third Series Preferred Shares are acquired by the Company, the number of preferred shares shall decrease by the number of such acquired preferred shares.

2.	Total Number of Outstanding Shares
Common shares	1,461,310 shares (as of March 31, 2008)
(Note)
The total number of outstanding shares as set forth above includes the treasury stocks (44,741 shares).  Additionally, due to the cancellation of treasury stocks pursuant to the resolution of the board of directors dated April 17, 2008 and the exercise of stock options during April 2008, the total number of outstanding shares as of April 30, 2008 is 1,416,579 shares.

  Increase/Decrease of the Outstanding Shares during the Fiscal Year
Date of Issue	Form of Issue	Number of Common Shares
from April 2007 to March 2008	Exercise of stock acquisition rights (Note)	5,565 shares
(Note)	This is due to exercise of stock options.

3.	Number of Shareholders as of the End of Fiscal Year
27,729

4.	Status of Major Shareholders
(as of March 31, 2008)
Name of Shareholder	Number of Shares Owned
Morgan Stanley & Co. International plc	259,260 shares
Sachio Semmoto	101,810 shares
The Master Trust Bank of Japan, Ltd. (Trust Account)	98,132 shares
Eric Gan	94,765 shares
Goldman Sachs & Co. Regular Account	67,760 shares
Nomura International (Hong Kong) Limited (F5-108)	48,030 shares
Société Générale Paris	43,364 shares
(Note)	44,741 shares of treasury stocks held by the Company as of March 31, 2008 are not included above. See Paragraph 5 below for the status concerning the treasury stocks.

5.	Other Important Matters concerning the Shares
Subject to Article 165, Paragraph 2 of the Corporation Law and Article 9 of the Articles of Incorporation of the Company, the Company acquired 44,741 shares of treasury stock (i.e. 3.06% of outstanding shares) via market transaction based on the resolution of the board of directors of the Company dated November 13, 2007 during the period between such resolution and March 31, 2008.  All of the relevant treasury stocks were cancelled on April 30, 2008 based on the resolution of the board of directors dated April 17, 2008.

III.	Matters concerning Stock Acquisition Rights, Etc. of the Company

1.	Status of Stock Acquisition Rights Held by Officers of Company as of End of this Fiscal Year
Stock subscription rights issued based on the resolution of the general meeting of shareholders held on September 10, 2001
	Directors (excluding outside directors)	Outside Directors	Corporate Auditors
Number of Holders	one (1)	-	-
Type of shares underlying the stock acquisition rights	Common shares
Issue price of stock acquisition rights	Free of charge
Amount to be paid upon exercise of each stock acquisition right	JPY 24,000 per share
Exercise period	From September 30, 2001 to September 9, 2011
Conditions for exercise of stock acquisition rights	Conditions for exercise of stock acquisition rights shall be set forth under the agreement on grant of the rights executed by and between the Company and the grantee.
Matters concerning transfer of stock acquisition rights	Any transfer, pledge or disposal of stock acquisition rights is not allowed.

Stock subscription rights issued based on the resolution of the general meeting of shareholders held on February 25, 2002
	Directors (excluding outside directors)	Outside Directors	Corporate Auditors
Number of Holders	one (1)	-	-
Type of shares underlying the stock acquisition rights	Common shares
Issue price of stock acquisition rights	Free of charge
Amount to be paid upon exercise of each stock acquisition right	JPY 24,000 per share
Exercise period	From March 22, 2002 to February 24, 2012
Conditions for exercise of stock acquisition rights	Conditions for exercise of stock acquisition rights shall be set forth under the agreement on grant of the rights executed by and between the Company and the grantee.
Matters concerning transfer of stock acquisition rights	Any transfer, pledge or disposal of stock acquisition rights is not allowed.

Stock acquisition rights issued based on the resolution of the general meeting of shareholders held on August 6, 2002
	Directors (excluding outside directors)	Outside Directors	Corporate Auditors
Number of Holders	two (2)	-	-
Type of shares underlying the stock acquisition rights	Common shares / five shares per stock acquisition right (Note)
Issue price of stock acquisition rights	Free of charge
Amount to be paid upon exercise of each stock acquisition right	JPY 24,000 per share
Exercise period	From August 20, 2002 to August 5, 2012
Conditions for exercise of stock acquisition rights	Conditions for exercise of stock acquisition rights shall be set forth under the agreement on grant of the rights executed by and between the Company and the grantee.
Matters concerning transfer of stock acquisition rights	Any transfer, pledge or disposal of stock acquisition rights is not allowed.

Stock acquisition rights issued based on the resolution of the general meeting of shareholders held on August 12, 2003
	Directors (excluding outside directors)	Outside Directors	Corporate Auditors
Number of Holders	two (2)	-	-
Type of shares underlying the stock acquisition rights	Common shares / five shares per stock acquisition right (Note)
Issue price of stock acquisition rights	Free of charge
Amount to be paid upon exercise of each stock acquisition right	JPY 24,000 per share
Exercise period	From August 13, 2003 to August 11, 2013
Conditions for exercise of stock acquisition rights	Conditions for exercise of stock acquisition rights shall be set forth under the agreement on grant of the rights executed by and between the Company and the grantee.
Matters concerning transfer of stock acquisition rights	Any transfer, pledge or disposal of stock acquisition rights is not allowed.

Stock acquisition rights issued based on the resolution of the general meeting of shareholders held on June 29, 2004
	Directors (excluding outside directors)	Outside Directors	Corporate Auditors
Number of Holders	three (3)	two (2)	two (2)
Type of shares underlying the stock acquisition rights	Common shares / five for one share per stock acquisition right (Note)
Issue price of stock acquisition rights	Free of charge
Amount to be paid upon exercise of each stock acquisition right	JPY 139,000 per share
Exercise period	From July 1, 2004 to June 28, 2014
Conditions for exercise of stock acquisition rights	Conditions for exercise of stock acquisition rights shall be set forth under the agreement on grant of the rights executed by and between the Company and the grantee.
Matters concerning transfer of stock acquisition rights	Any transfer, pledge or disposal of stock acquisition rights is not allowed.
(Note)	The number of shares underlying the stock acquisition rights was adjusted in accordance with the five for one share split effected on September 21, 2004.

Stock acquisition rights issued based on the resolution of the general meeting of shareholders held on June 22, 2005
	Directors (excluding outside directors)	Outside Directors	Corporate Auditors
Number of Holders	three (3)	two (2)	two (2)
Type of shares underlying the stock acquisition rights	Common shares / one for one share acquisition right
Issue price of stock acquisition rights	Free of charge
Amount to be paid upon exercise of each stock acquisition right	JPY 76,565 per share
Exercise period	From July 1, 2005 to June 21, 2015
Conditions for exercise of stock acquisition rights	Conditions for exercise of stock acquisition rights shall be set forth under the agreement on grant of the rights executed by and between the Company and the grantee.
Matters concerning transfer of stock acquisition rights	Any transfer, pledge or disposal of stock acquisition rights is not allowed.

2.	Status of Stock Acquisition Rights Delivered to Employees, Etc. in this Fiscal Year
N/A

3.	Other Material Status concerning Stock Acquisition Rights
The Company issued the Euro Yen Zero Coupon Convertible Bonds due 2011 (bonds with stock acquisition rights, tenkanshasaigata shinkabu yoyakuken-tsuki shasai) by third-party allotment, whose payment date is June 28, 2004.

IV.	Matters concerning Officers

1.	Status of Directors and Corporate Auditors
(as of March 31, 2008)
Position	Name	Business in Charge	Representative Position, Etc. of Other Corporations, Etc.
Director and Chairman	Sachio Semmoto		Representative Director and Chairman of EMOBILE Ltd.
Representative Director and President	Toshio Yasui
Director	Eric Gan		Representative Director and President of EMOBILE Ltd.
Director	Paul Reynolds		Telecom New Zealand Ld. Chief Executive
Director	Jiro Kokuryo		Professor of Faculty of Policy Management, Keio University
Director	Kenzo Takai		Attorney-at-law of Takai Law Offices
Director	Junji Inoue		Representative Director, Executive Officer and President of IT Frontier Corporation
Director	Ken Shibusawa		Representative Director of Shibusawa & Company Inc.
Standing Auditor	Yukio Goto	Standing Auditor	Corporate Auditor of EMOBILE Ltd.
Corporate Auditor	Koichiro Nakamoto		Partner of Anderson Mori & Tomotsune
Corporate Auditor	Motohide Nishimura		Representative Director of Senshu Electric Co., Ltd.
  (Notes)
1.	The directors, Mr. Paul Reynolds, Mr. Jiro Kokuryo, Mr. Kenzo Takai, Mr. Junji

Inoue and Mr. Ken Shibusawa, are outside directors stipulated in Article 2, Item 15 of the Corporation Law.
2.	The corporate auditors, Mr. Yukio Goto, Mr. Koichiro Nakamoto and Mr. Motohide Nishimura, are outside corporate auditors stipulated in Article 2, Item 16 of the Corporation Law.
3.	The directors and corporate auditors who resigned during this fiscal year are as follows: Director, Mr. William L. Smith, resigned as of October 26, 2007
4.	EMOBILE Ltd. was converted from a consolidated subsidiary to an affiliate which is accounted for under the equity method as of May 31, 2007.

2.	Amount of Compensation Paid to Directors and Corporate Auditors and Other Financial Benefit, Consideration for Execution of their Duties
Classification	Director (of which are outside directors)		Corporate Auditor (of which are outside corporate auditors)		Total (of which are outside officers)
	Number of Receivers	Amount of Payment (in million yen)	Number of Receivers	Amount of Payment (in million yen)	Number of Receivers	Amount of Payment (in million yen)
Fees under Articles of Incorporation and Resolution at the General Meeting of Shareholders	9 (6)	77 (16)	3 (3)	16 (16)	12 (9)	93 (32)
Bonus to Officers	3 (0)	15 (0)	1 (1)	3 (3)	4 (1)	18 (3)
Total	-	92 (16)	-	19 (19)	-	111 (35)
(Notes)
1.	It was resolved at the 5th Ordinary General Meeting of Shareholders held on June 29, 2004 that the amount of compensation of the directors would be limited to 200 million yen per year.
2.	It was resolved at the 1st Ordinary General Meeting of Shareholders held on June 28, 2000 that the amount of compensation of the corporate auditors would be limited to 30 million yen per year.
3.	The amounts of the bonus to officers are those to be resolved at the 9th Ordinary General Meeting of Shareholders as the bonus to officers with respect to this Fiscal Year.
4.	In addition to above, the bonus to officers was paid as follows by the resolution made at the 8th Ordinary General Meeting of Shareholders held on June 27, 2007:

Directors (of which are outside directors)	4 (0)	45 million yen (0)
Corporate Auditors (of which are outside corporate auditors)	1 (1)	4 million yen (4 million yen)

3.	Matters Concerning Outside Officers
(1)	Concurrent Office as Executive Persons and Outside Officers of Other Companies
(as of March 31, 2008)
Outside Officers	Concurrent Office as Executive Persons and Outside Officers of Other Companies
Yukio Goto	Outside Corporate Auditor of EMOBILE Ltd.
(Note)	EMOBILE Ltd. is an affiliated company of the Company accounted for under the equity method.

(2)	Main Activities in this Fiscal Year
Classification	Name	Main Activities
Director	Paul Reynolds
Mr. Reynolds participated in six (6) out of ten (10) meetings of the board of directors held during the Fiscal Year.  He makes remarks required to ensure reasonableness and appropriateness of a decision making by the board of directors.

Director	Jiro Kokuryo
Mr. Kokuryo participated in eight (8) out of ten (10) meetings of the board of directors held during the Fiscal Year.  He makes remarks required to ensure reasonableness and appropriateness of a decision making by the board of directors.

Director	Kenzo Takai
After his appointment to director in June 2007, Mr. Takai participated in all of the nine (9) meetings of the board of directors held during the Fiscal Year.  He makes remarks required to ensure reasonableness and appropriateness of a decision making by the board of directors.

Director	Junji Inoue
After his appointment to director in June 2007, Mr. Inoue participated in eight (8) out of nine (9) meetings of the board of directors held during the Fiscal Year.  He makes remarks required to ensure reasonableness and appropriateness of a decision making by the board of directors.

Director	Ken Shibusawa
After his appointment to director in June 2007, Mr. Shibusawa participated in all of the nine (9) meetings of the board of directors held during the Fiscal Year.  He makes remarks required to ensure reasonableness and appropriateness of a decision making by the board of directors.

Standing Auditor	Yukio Goto
Mr. Goto participated in all of the ten (10) meetings of the board of directors held during the Fiscal Year.  He makes remarks required to ensure reasonableness and appropriateness of a decision making by the board of directors, when necessary.  He participated in all the four (4) meetings of the board of corporate auditors held during the Fiscal Year.  He makes remarks from the perspective of a standing auditor.

Corporate Auditor	Koichiro Nakamoto
Mr. Nakamoto participated in nine (9) out of ten (10) meetings of the board of directors held during the Fiscal Year.  He makes remarks required to ensure reasonableness and appropriateness of a decision making by the board of directors, when necessary.  He participated in all the four (4) meetings by the board of corporate auditors held during the Fiscal Year.  He makes remarks from the perspective as a lawyer.

Corporate Auditor	Motohide Nishimura
Mr. Nishimura participated in six (6) out of ten (10) meetings of the board of directors held during the Fiscal Year.  He makes remarks required to ensure reasonableness and appropriateness of a decision making by the board of directors.  He participated in all the four (4) meetings of the board of corporate auditors held during the Fiscal Year.  He makes remarks from the perspective as a business manager.

(3)	Outline of Liability Limitation Agreement
All the outside directors and the outside corporate auditors of the Company entered into the agreement to limit liabilities on compensation for damages pursuant to Article 423, Paragraph 1 of the Corporation Law.  The outline of the relevant agreement to limit liabilities is that outside directors or outside corporate directors will bear liabilities on compensation for damages as prescribed in Article 423, Paragraph 1 of the Corporation Law, to the extent limited to the higher of 3 million yen or the minimum amount of liability as prescribed under laws and regulations, provided they act in good faith and without any gross negligence in performing their duties.

V.	Status of Independent Auditor

1.	Name of Independent Auditor
KPMG AZSA & Co.

2.	Amount of Fees, Etc. of Independent Auditor for This Fiscal Year
(1)	Amount of Fees, Etc for Services under Article 2, Paragraph 1 of the Public Accountant Law	81 million yen
(2)	Amount of Fees, Etc for Services other than those under Article 2, Paragraph 1 of the Public Accountant Law	19 million yen
	Total	100 million yen
(3)	Total Amount of Fees, Etc Payable to Independent Auditor from the Company and its Consolidated Subsidiaries	100 million yen
(Note)
Since the amount of audit fees, etc. for the audit under the Corporation Law and for the audit under the Financial Instruments and Exchange Law are not specifically classified under the audit agreement executed by and between the Company and the independent auditor, nor can such amount of audit fees, etc be substantially classified, the audit fees, etc for the audit under the Financial Instruments and Exchange Law are included in the amount described in (1).

3.	Contents of Non-Audit Services

The Company entrusts the independent auditor to conduct an advisory service for internal control with respect to financial reporting which is classified as a service other than the services under Article 2, Paragraph 1 of the Public Accountant Law, and the Company pays consideration for the relevant service to the independent auditor.

4.	Policies for Determination of Removal or Non-reappointment of Independent Auditor

The board of corporate auditors considers whether the independent auditor is appropriate or not for the Company to reappoint in every business period.  In the event that the independent auditor is deemed to fall under any items of Article 340, Paragraph 1 of the Corporation Law, the board of corporate auditors will remove the independent auditor subject to unanimous consent of all corporate auditors.  In this case, the corporate auditor selected by the board of corporate auditors will report the removal of the independent auditor and the reason thereof at the first general meeting of shareholders convened after the removal.

In addition, upon the request of or with consent from the board of corporate auditors, the board of directors will make a proposal of removal or non-reappointment of the independent auditor at the general meeting of shareholders in the event that it seems difficult for the independent auditor to perform its duties appropriately.

VI.	Corporate structures and policies

1.	Basic Policies for Establishment of Internal Control System

The Company shall establish structures to ensure the appropriate operation of its business (the “Internal Control System”) as follows, in accordance with the Corporation Law and the Ordinances for Enforcement of the Corporation Law.

(1)	A structure to ensure that directors and employees perform their duties in conformity with laws, ordinances and the articles of incorporation
(i)
The board of directors shall establish the group-wide compliance structure in order to ensure that directors and employees comply with the applicable laws and regulations and articles of incorporation and to ensure the execution of their duties conforms to sound social norms.

(ii)
The Company shall appoint a division to control the compliance efforts of the Group in a cross-divisional manner and promote thorough understanding among directors and employees on applicable laws and regulations, articles of incorporation and social norms, through formulation of a code of conduct, provision of training, and preparation and dissemination of compliance manuals with respect thereto.

(iii)
The Internal Audit Division shall monitor the status of compliance in the Company and each of its affiliates periodically or as necessary, and report the results of such monitoring to the representative directors of the Company.

(iv)
The Company shall establish an internal reporting system under which employees may directly report on legally doubtful activities or events to person other than supervisors, in order to protect reporters.

(2)	A structure for storing and managing information concerning the directors’ performance of their duties
(i)
The Company shall record information concerning the directors’ performance of their duties in writing or in the form of electromagnetic information and store such records in an appropriate manner in accordance with internal regulations.

(ii)	The Company shall establish a structure which provides the directors, corporate auditors and any other relevant parties with access to such records at any time.

(3)	Rules for managing the risk of loss and other structures
(i)
The Company shall appoint a division to be in charge of monitoring and controlling the risk management status of the Group as a whole and formulate risk management rules which systematically provide for the management of business risk.

(ii)
The Company shall realize the importance of recognizing, evaluating, monitoring and controlling various risks in the execution of business, appoint responsible divisions for respective risk categories, manage the risks to the entire Group comprehensively, and take appropriate measures in order to establish an optimal risk management structure for business.

(iii)
The Internal Audit Division shall monitor the risk management status of each division of the Company and its affiliates periodically or as necessary, and report the results of such monitoring to the representative directors of the Company.

(iv)
The Company shall establish structures and countermeasures in advance for the occurrence or possible occurrence of unpredicted events which may materially and adversely affect the operation of the Company.  Upon the occurrence of such events, the Company properly reacts and takes measures to prevent reoccurrence of such events.

(4)	A structure to ensure that directors perform their duties efficiently
The Company shall, as well as setting a business target, appropriately manage the budget and actual result and continuously monitor risks which may arise along with promotion of the business, rationalize and accelerate business operations and ensure the efficient performance of duties by directors through the restructuring of organization and operational processes of the business and appropriate utilization of information technology.

(5)	A structure to ensure that the corporate group composed of the Company and its subsidiaries performs the business appropriately
For the purpose of establishing internal control systems in the Company and each of its affiliates, the Company shall appoint a division responsible for group-wide internal control, and establish a structure to facilitate efficient communication and information sharing among the Company and its affiliates relating to internal control.

(6)	Matters concerning the employees whom corporate auditors request to appoint to assist their duties and the independence of such employees from the directors
(i)	The directors shall appoint appropriate employee(s) to assist the corporate auditors upon request of the corporate auditors.

(ii)	An appointment, change and evaluation of the assisting employee(s) shall be subject to the consent of the corporate auditors.

(7)	A structure for directors and employees to report to corporate auditors, and other structures for reporting to corporate auditors

(i)
In order to ensure the effectiveness of each audit, the corporate auditors shall receive reports from the directors and employees regarding important matters which may affect the management and performance of the Company and the Group.

(ii)	Such important matters shall include matters relating to compliance, risks and internal control.

(iii)	The directors shall immediately report to the corporate auditors when they discover any fact which may materially damage the Company.

(8)	A structure to ensure that the audits of corporate auditors will be conducted effectively
(i)	The board of corporate auditors shall hold periodical meetings with the representative directors and the auditing firm(s) of the Company, respectively.

(ii)
The corporate auditors may attend meetings of the board of directors as well as other important meetings in the Company in order to learn about important decision making and the status of the business execution.  The corporate auditors may also read internal authorization documents (ringi-sho) and other important documents relating to the business execution and request an explanation on such documents from the directors and employees, as necessary.

2.	Status of Establishment of Internal Control System

In accordance with the “Basic Policies for Establishment of the Internal Control System” resolved at the meeting of the board of directors on May 11, 2006, the Company has been making efforts to improve the Internal Control System in order to prevent corporate scandals and maintain and improve corporate value. The summary of such improvement efforts is as follows:

(1)	Establishment of the Compliance Committee and the Risk Management Committee as a structure to control compliance and risk management of the Group;
(2)	Establishment of various rules such as compliance rules and risk management rules;
(3)	Formulation of a code of conduct for the Group and thorough familiarization thereof among directors and employees;
(4)	Establishment of a compliance inquiry counter under the internal reporting system;
(5)	Establishment of a risk management system to assess and manage risks of the entire Group;
(6)	Establishment of a system to ensure confidence of financial reports in accordance with the Financial Instruments and Exchange Law; and
(7)	Establishment of a system to ensure independence and effectiveness of the corporate auditor(s) as well as enhancement of monitoring functions of the Internal Audit Division.

3.	Basic Policies for Governing the Company
(1)	Details of the Basic Policies
Since the shares in the Company are broadly traded in the market, it should not be denied that there are shareholders or potential shareholders (collectively, the “Acquirers”) who intend to acquire a large volume of shares in the Company and participate in the management of the Company (the “Acquisition”), as long as it contributes to the enhancement of corporate value.
On the other hand, while the interest of shareholders should be emphasized in the Acquisition, there may be cases where ordinary shareholders do not have sufficient information and time to consider whether the Acquisition is reasonable, or whether the Acquisition contributes to the enhancement of corporate value.  In addition, if abusive Acquisition, such as structurally oppressive Acquisition, takes place, it is possible that minority shareholders may be forced to accept the Acquisition.  Under these circumstances, shareholders cannot make decisions properly.
Corporate value which the Company should maximize is the interest of shareholders.  To achieve this, the Company must pay attention to the interest of minority shareholders, consumers, the Company’s employees and other stakeholders, while continuing to pursue coexistence of the public nature required of the telecommunications business and management efficiency.
Taking these circumstances into consideration, the Company believes that avoiding unreasonable impairment of the Company’s corporate value through the abusive Acquisition of the Company and securing information and time to consider sufficiently, in light of the maximization of corporate value, the appropriateness of the proposed Acquisition of the Company and, as the case may be, an alternative plan presented by the Company against the proposal of the Acquisition will contribute to the maximization of the Company’s corporate value.

(2)	Details of the Efforts to Realize the Basic Policies
To realize the basic policies above, the Company issued eAccess Rights Plan #1 at the board of directors’ meeting on May 12, 2005, and introduced a trust-type defense measure (the “Trust-Type Rights Plan”) at the general meeting of shareholder on June 22, 2005 as a reasonable measure to maximize the Company’s corporate value.
However, the Financial Instruments and Exchange Law, which was revised in 2007, does not permit the application of the special reporting system (tokurei houkoku seido) to the acquisition of shares with the aim of making an important proposal for involvement in management, and requires the submission of a Large Shareholdings Report (tairyou hoyu houkokusho) within five (5) business days.  In addition, with respect to tender offers, the law allows the issuer to request the extension of the purchase period of shares and to ask questions to the tender offeror.  Therefore, the purpose of the Trust-Type Rights Plan described in the basic policies above was, to some extent, achieved by the law.
After considering these circumstances, the Company decided not to continue the Trust-Type Rights Plan after the general meeting of shareholders for fiscal 2008, going back to the principle of capitalism that the decision about any critical offer on management proposed to the Company should be ultimately left to shareholders.
The Company has been striving to secure transparent corporate governance by setting the board of directors in which a majority of members are comprised of outside directors.  In addition, after the discontinuation of the Trust-Type Rights Plan, the Company will continue to collect information actively and disclose it properly to secure the interest of shareholders, if the shares in the Company are purchased with the aim of making an important proposal.  Through these efforts, the Company can operate the business with a focus on enhancing corporate value on a middle to long term basis, and realize the basic policies above.

Details of the current Trust-Type Rights Plan scheduled to be discontinued after the general meeting of shareholders for fiscal 2008 are as follows:

(i)	Conditions of the Exercise, Termination and Maintenance of the Defense Measure
(Outline of the Scheme of the Trust-Type Rights Plan)
The Company issued eAccess Rights Plan #1 below (the “Stock Acquisition Rights”) to Minato Rights Management (yugen sekinin chukan hojin), and Minato Rights Management entrusted all of the Stock Acquisition Rights to Mitsubishi UFJ Trust and Banking Corporation immediately after the subscription thereof.
The beneficiaries under this trust are the Company’s shareholders as of a certain record date (excluding those who may not exercise the Stock Acquisition Rights).  If certain requirements are satisfied, stock acquisition right certificates representing the Stock Acquisition Rights will be delivered in proportion to the number of shares held by the beneficiaries as of the record date pursuant to the trust agreement.
Shareholders who have received stock acquisition right certificates may exercise the Stock Acquisition Rights in accordance with the prescribed procedures and receive the Company’s common shares, as long as the exercise conditions are satisfied.
Details of the exercise process and the process until cancellation are set out below.

(Exercise Process)
If, during the exercise period of the Stock Acquisition Rights, the Company’s board of directors recognizes and announces that a person falls under a specified shareholder (tokutei kabushiki hoyusha) (see definitions below), a Corporate Value Enhancement Committee composed of all the Company’s outside directors will be organized, and the Committee will decide whether or not the Stock Acquisition Rights should be cancelled based on “(Exercise criteria)” below.  Resolutions of the Corporate Value Enhancement Committee will be passed by the affirmative vote of a majority of the members present at the meeting in which not less than one-third (1/3) and not less than three (3) outside directors are present.  If the Corporate Value

Enhancement Committee resolves during the period from the date of issue of the stock acquisition rights to the time of satisfaction of the exercise requirements (see below) that the Stock Acquisition Rights should be cancelled, the Company must, by the resolution of the board of directors, cancel all the Stock Acquisition Rights at one time without consideration.

(Exercise Criteria)
If the Company receives a proposal of the Acquisition or other transaction, the Company will decide whether the Stock Acquisition Rights should be cancelled, taking into consideration the details of the proposal (including the purpose of the Acquisition, the method of the Acquisition (i.e. whether it is structurally oppressive, whether sufficient time is allowed to consider alternative measures, or whether the method is misleading to shareholders), the subject of the Acquisition (i.e. whether all the shares are the subject), the type of consideration, the amount of consideration, and treatment of the Company’s stakeholders).

(Conditions for Exercising Stock Acquisition Rights)
Unless the exercise requirements are satisfied within the following exercise period, the Stock Acquisition Rights may not be exercised.  Provided, however, that specified shareholders may not, in any event, exercise the Stock Acquisition Rights.
“Exercise period” commences on June 23, 2005 (Thursday) and ends on June 22, 2015 (Monday).  Notwithstanding the foregoing, if, during the above period, the Company’s board of directors recognizes and announces that a person falls under a specified shareholder, the exercise period will end on the day immediately following the ninetieth (90th) day from the day immediately following the date of such announcement.  In addition, if such ninetieth (90th) day is a bank holiday, the exercise period will end on the next bank business day.
“Exercise requirements” means the passage of the sixty (60) days from the day immediately following the day when the Company’s board of directors recognizes and announces that a person falls under a specified shareholder.
In addition, “specified shareholder” means a holder of the shares or other securities in the Company, a tender offeror, or such holder or tender offeror who holds, together with the issued voting shares of the Company held by their specially related persons and joint holders, more than one-fifth (1/5) of the total number of the issued voting shares of the Company.

(Cancellation of Stock Acquisition Rights)
If the Corporate Value Enhancement Committee or the Company’s board of directors determines that accepting a proposal of the Acquisition is more likely to enhance the corporate value of the Company, all the Stock Acquisition Rights must be cancelled at one time without consideration by the resolution of the board of directors.

This means that, in such case, the Company will accept the proposal of the Acquisition.

(Delivery of Stock Option Certificates)
If the Corporate Value Enhancement Committee determines that, in light of the maximization of corporate value, the proposal of the Acquisition will be highly likely to damage corporate value, the Stock Acquisition Rights will not be cancelled.  Consequently, the exercise requirements of the stock acquisition rights will be satisfied on the day immediately after the sixtieth (60th) day from the day immediately following the date on which the Company’s board of directors recognizes and announces the existence of a specified shareholder, and all shareholders other than the specified shareholders (including related persons) will be able to exercise the Stock Acquisition Rights.
Since stock acquisition rights are equally allotted to all shareholders (excluding the specified shareholders) as of the record date at the rate of one (1) stock acquisition right per share held by the shareholders, shareholders other than the specified shareholders and investors will not incur unexpected damage due to dilution.  Additionally, the Company will not cancel the Stock Acquisition Rights after the shareholders as of the record date to whom the Stock Acquisition Rights are allotted will be determined, which avoids the threat of unexpected damage to shareholders due to possible determination of cancellation.
If the Stock Acquisition Rights become exercisable, the exercise price shall be one-fifth (1/5) of the average closing price of five (5) consecutive trading days before but including the immediately preceding Friday of which the Stock Acquisition Rights become exercisable, and stock acquisition right certificates will be delivered to all shareholders other than the specified shareholders (including related persons) as of the record date.  Shareholders to whom stock acquisition rights are delivered will acquire, in principle, 1.5 new shares per stock acquisition from the Company by exercising such stock acquisition rights.  Since new shares will be acquired at around one-fifth (1/5) of the market price, it is expected that many shareholders other than the specified shareholders will exercise stock acquisition rights.  As described above, the exercise period of stock acquisition rights commences on the day which is the sixtieth (60th) day from the day immediately following the day on which the Company’s board of directors recognizes and announces that a person falls under the definition of a specified shareholder, and ends on the day which is the ninetieth (90th) day from the day immediately following the day on which the Company’s board of directors recognizes and announces such fact.
If stock acquisition rights are exercised, the shareholding ratio of the specified shareholders will be greatly declined.  Therefore, the Acquirers will need more funds to boost their shareholding ratio.

(Approval by the General Meeting of Shareholders)

As stipulated in the Articles of Incorporation of the Company, if the Company introduces a defence measure against a hostile Acquisition, including the issue of stock acquisition rights, to avoid unreasonable impairment of the corporate value of the Company and the interest of minority shareholders of the Company by an abusive Acquisition or other transaction, the Company shall obtain approval at the first general meeting of shareholders held after the introduction.  The Company shall further obtain approval for the continuation of the measure at the general meeting of shareholders for the last fiscal year which ends within three (3) years following the approval of the general meeting of shareholders, and the same will apply thereafter.

(Details of the Stock Acquisition Rights)
(a)	Allotment Date and Number: June 10, 2005; 1.8 million options
(b)
Type and Number of Shares Underlying Stock Acquisition Rights: 1.5 common shares of the Company per stock option (however, if it is especially deemed necessary in light of the maximization of corporate value, the number of the underlying shares may be changed within the range from 1.5 shares to two (2) shares by the resolution of the board of directors)

(c)	Total Number of Stock Acquisition Rights to be Issued: 1.8 million options
(d)	Issue Price: one (1) yen per option
(e)
Amount Payable upon Exercise: one-fifth (1/5) of the daily average closing price in the regular transactions of the Company’s common shares on the Tokyo Stock Exchange, Inc. for five (5) consecutive trading days until Friday (inclusive) which is immediately prior to the day when the exercise requirements are satisfied (or, if such Friday (excluding a day when there is no closing price) is not a trading day, five (5) consecutive trading days until the immediately preceding trading day)

(f)	Restrictions on Transfer: Transfer of stock acquisition rights shall be subject to the approval of the board of directors.
(g)
Exercise Period, Etc.: From June 23, 2005 (Thursday) to June 22, 2015 (Monday).  Notwithstanding the foregoing, if, during the above period, the Company’s board of directors recognizes and announces that a person falls under the definition of a specified shareholder, the exercise period will end on the day immediately following the ninetieth (90th) day from the day which immediately follows the date of announcement.  In addition, if such day is a bank holiday, the exercise period will end on the next bank business day.

(ii)	Impact on Shareholders and Investors upon Exercise, etc.
(Impact on Shareholders and Investors upon Exercise)
Since the Trust-Type Rights Plan has a system in which stock acquisition rights will be allotted to all shareholders (excluding the specified shareholders and certain other persons) as of the record date set at the time of exercise at the rate of one (1) stock acquisition right per share held by the shareholders, shareholders other than the specified shareholders and certain other persons and investors will not incur unexpected damage due to dilution (which is subject to the condition that shareholders and investors abide by “(Procedures which Become Necessary for Shareholders as a Result of Exercise)” below).

(Procedures which Become Necessary for Shareholders as a Result of Exercise)
The procedures which need to be taken by the Company’s shareholders upon the exercise of the Trust-Type Rights Plan are as follows: Promptly after the exercise requirements are satisfied, Mitsubishi UFJ Trust and Banking Corporation as the trustee of the Stock Acquisition Rights will send the stock acquisition right certificates for the Stock Acquisition Rights to the shareholders as of the record date.  Shareholders who receive such certificates may exercise the Stock Acquisition Rights through the head office of Mitsubishi UFJ Trust and Banking Corporation (4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo), which accepts exercise requests and handles payment.  The specific exercise method (i.e. the place of exercise, the account to remit the exercise price, and the handling of mail correspondences) will be explained by Mitsubishi UFJ Trust and Banking Corporation in writing when sending stock acquisition right certificates.

4.	Policies for Deciding the Dividend of Surplus, Etc.
The Company has established a basic policy concerning dividend of surplus to return profits continuously and stably to shareholders, taking into consideration the results of each fiscal year and ensuring the internal reserve for the future business strategies and for the reinforcement of the management culture.
For the fiscal year, the Company anticipates paying a quarterly dividend of JPY 575 per share, and is scheduled to pay a dividend of JPY 2,300 per share on an annual basis.

(Note)	For the amounts described herein, any amount less than one (1) yen is rounded to the nearest yen.

Consolidated Balance Sheet
(As of March 31, 2008)

		(in million yen)
ASSETS	Amounts	LIABILITIES	Amounts
Current assets	70,717	Current liabilities	19,158
Cash and cash equivalents	40,119	Trade accounts payable	6,554
Accounts receivable	14,412	Current portion of Long-term debt	1,300
Short-term investments	7,500	Other accounts payable	1,436
Inventories	236	Accrued expenses	4,933
Advance payments	5,756	Income taxes payable	4,137
Deferred income taxes	1,097	Bonus accrual for directors	19
Other current assets	1,599	Other current liabilities	780
Allowance for bad debt	(1)	Long-term liabilities	83,000
Fixed assets	50,874	Bonds	83,000
Tangible fixed assets	12,449	TOTAL LIABILITIES	102,158
Machinery and equipment	10,811	NET ASSETS
Land	307	Owners’ equity	20,536
Construction in progress	200	Common stock	17,101
Other tangible fixed assets	1,132	Capital surplus	5,751
Intangible assets	2,340	Retained earnings	684
Goodwill	257	Treasury stock	(3,000)
Software	2,034	Valuation and translation adjustments	(1,708)
Construction in progress	47
Other intangible assets	1	Valuation difference on investment securities	(987)
Investments and other assets	36,085	Deferred hedge gain and loss	(721)
Investment securities	6,575	Stock purchase warrants	2
Affiliated company stock	27,441	Minority interests	603
Long-term prepaid expenses	7
Deferred income taxes	1,363
Others	699
		TOTAL NET ASSETS	19,433
TOTAL ASSETS	121,590	TOTAL LIABILITIES AND NET ASSETS	121,590

Consolidated Income Statements
(For the year ended March 31, 2008)

(in million yen)
Amounts
Revenue	67,564
Cost of revenue	41,853
Gross profit	25,711
Selling, general and administrative expenses	18,620
Operating profit	7,092
Other income	325
Interest income	197
Dividend income	73
Other income	55
Other expenses	15,782
Interest expense	1,969
Commission expense	286
Stock issuance costs	1
Equity in net losses of affiliates	13,506
Others	20
Recurring profit (loss)	(8,365)
Non-recurring profit	5,091
Gains on sale of investments	30
Gains on sale of subsidiary company stocks	4,641
Gains from forfeiture of interest swap	420
Non-recurring loss	191
Loss on disposition of fixed assets	98
Extraordinary depreciation of intangible assets	69
Loss on write-down of investment securities	25
Loss before income taxes and minority interests	(3,465)
Income tax expense-current	6,041
Income tax expense-deferred	(545)
Minority interest	(2,610)
Net loss	(6,351)

Consolidated Statements of Changes in Net Assets
(For the year ended March 31, 2008)

(in million yen)
	OWNERS’ EQUITY
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total owners’ equity
Balance at March 31, 2007	17,034	5,685	10,180	-	32,898
Change of items during the period
Proceeds from stock issuance, net	67	67			134
Cash dividends			(3,144)		(3,144)
Net loss			(6,351)		(6,351)
Purchase of treasury stock				(3,000)	(3,000)
Net changes of items other than owners’ equity
Total changes of items during the period	67	67	(9,496)	(3,000)	(12,362)
Balance at March 31, 2008	17,101	5,751	684	(3,000)	20,536

	Valuation and translation adjustments		Subscription rights to shares	Minority interest	Total Net Asset
	Valuation difference on investment securities	Loss on deferred hedge
Balance at March 31, 2007	(668)	(1,096)	2	77,087	108,222
Change of items during the period
Proceeds from stock issuance, net					134
Cash dividends					(3,144)
Net loss					(6,351)
Purchase of treasury stock					(3,000)
Net changes of items other than owners’ equity	(319)	376	-	(76,484)	(76,427)
Total changes of items during the period	(319)	376	-	(76,484)	(88,789)
Balance at March 31, 2008	(987)	(721)	2	603	19,433

Notes to Consolidated Financial Statements

(Notes to basic significant items regarding the preparation of consolidated financial statements)
(1)	Scope of consolidation
(i)	Number of consolidated subsidiaries:	2
(ii)	Names of consolidated subsidiaries:	CULTIVE Ltd. and CV1 Investment Limited Partnership
(Exclusion)
EMOBILE Ltd.
EMOBILE was excluded from the scope of consolidated subsidiary and reclassified as an equity-method affiliate on May 31, 2007, due to partial sale of its shares.  The Company consolidated profits and losses of EMOBILE booked until May 31, 2007.
(iii)	Name of non-consolidated subsidiary: Minato Rights Management Intermediate Co.
Minato Rights Management is excluded from the scope of consolidation, as its scale is small and its total assets, net sales, net income (loss), retained earnings, and other operations have no significant effect on consolidated financial statements.

(2)	Scope of application of the equity method
(i)	Number of equity-method affiliates:	2
(ii)	Names of equity-method affiliates:	EMOBILE Ltd. and Open Wireless Network
(New)
EMOBILE Ltd.
EMOBILE was transferred from the scope of consolidated subsidiary to the scope of equity-method affiliate on May 31, 2007, due to partial sale of its shares.  The Company booked profits and losses of EMOBILE from June 1, 2007 in consolidated financial statements as investment losses.
Open Wireless Network
Open Wireless Network was added to the scope of equity-method application following its establishment on September 10, 2007.

(iii)
Minato Rights Management Intermediate Co., a non-consolidated subsidiary, is excluded from the scope of equity-method application, because its earnings have no significant effect on consolidated profits (losses) and retained earnings, and because of its overall insignificance in terms of accounting.

(3)	Fiscal years and other details of consolidated subsidiaries
The fiscal year of CV1 Investment Limited Partnership, a consolidated subsidiary, ends on December 31.  The Company prepares consolidated financial statements using financial statements based on provisional settlement of accounts, which was conducted as of the consolidated book-closing day.

(4)	Accounting treatment standards

(i)	Valuation standards and methods for principle assets
(Securities)
Other securities:
Securities for which market price is available:
Stated at fair value based on the market price as of the end of the consolidated fiscal year (Unrealized holding gains/losses are reported in a component of net assets.  Cost of securities sold is calculated based on the moving average method).
Securities for which market price is not available:
Stated at cost based on the moving average method.
(Derivatives)
Stated at fair value.
(Inventories)
Merchandise, raw materials, and supplies
Stated at cost based on the moving average method.

(ii)	Depreciation method for significant depreciable assets
(Tangible fixed assets)
The straight-line method is used for the depreciation of buildings (excluding building facilities), machinery and equipment, and radio communications equipment and terminal equipment.
The declining-balance method is used for the depreciation of building facilities, tools, instruments and fixtures.
Useful lives are as follows:
Buildings:	8–33 years
Machinery and equipment:	3–5 years
Radio communications equipment:	6 years
Tools, instruments and fixtures:	2–20 years
Terminal equipment:	3 years
The depreciation of leased property booked in assets and “machinery and equipment” and “tools, instruments and fixtures,” related construction costs (with respect to finance lease transactions other than those in which the ownership of the leased property is considered to be transferred to the lessee) is calculated using the straight-line method, with the useful life as the lease term, assuming a residual value of zero.
(Changes in accounting policies)
In accordance with the revision of the Corporate Tax Law, the Company has depreciated building facilities, tools, instruments and fixtures acquired on or after April 1, 2007 using the method stipulated in the revised Corporate Tax Law, from the fiscal year under review.  This practice had little effect on operating income, ordinary loss and net loss before taxes.

(Additional information)
As for building facilities, tools, instruments and fixtures acquired on or before March 31, 2007, in accordance with the amended Corporate Tax Law in fiscal 2007, the Company evenly depreciates the difference between 5% of the acquisition price and the reminder price over five years, from the next consolidated fiscal year of a consolidated fiscal year in which these assets are depreciated to 5% of the acquisition price, using the depreciation method stipulated in the pre-amended Corporate Tax Law, and such expenses are recorded as depreciation expenses.  This practice has little effect on operating income, ordinary loss and net loss before taxes.
(Intangible fixed assets)
Software:
Software for use by the Company is depreciated using the straight-line method over its useful life (3 to 5 years).
Goodwill:
Goodwill is depreciated using the straight-line method over a maximum period of five years.
Facility rights:
Facility rights are depreciated using the straight-line method over the contract period (5 years).
(Long-term prepaid expenses)
(Commitment line establishment fees)
Commitment line establishment fees are depreciated using the straight-line method over a period of maximum maturity (7 years) from the contract signing month.
(iii)	Accounting treatment for deferred assets
Stock issuance costs are fully charged to expense as incurred.
(iv)	Accounting standards for allowances
(Allowance for doubtful accounts)
To prepare for losses on doubtful accounts of trade notes and accounts receivable and similar losses, an amount of potential loss is calculated by taking the historical loss ratio into account in the case of non-classified loans/receivables.  Potential loss for classified loans/receivables is individually assessed.
(Allowance for bonuses to officers)
To prepare for the payment of bonuses to officers of the Company, an amount of estimated bonus payments to officers is provided.
(v)	Accounting treatment for lease transactions
Finance leases where the ownership does not transfer to the lessees are handled using an accounting procedure similar to the accounting method for ordinary sale and purchase transactions.
(vi)	Method for hedge accounting
(Hedge accounting method)
The deferred hedge accounting treatment is applied.  The allocation method is used for forward-exchange contracts eligible for allocation treatment.  With respect to interest rate swaps that meet the requirements for special treatment, the said special treatment is applied.

(Hedging instruments and hedged items)
Hedging instruments:
Forward-exchange contracts, interest rate swaps and interest rate caps
Hedged items:
Transactions in foreign currencies, corporate bonds and borrowings
(Hedging policy)
The Company uses forward-exchange contracts to avoid the risk of currency market fluctuations.  It carries out interest rate swaps for the purpose of avoiding the risk of fluctuations of corporate bond rates, and distinguishes the hedge coverage for individual contracts.  It uses interest rate caps to avoid the risk of interest rate fluctuations of borrowed money, within the range of the hedged liabilities.
(Assessment method for hedge effectiveness)
The Company assesses the effectiveness of hedges by comparing a cumulative total of the market fluctuations for hedged items and hedging instruments between the startup of hedging and the assessment, on the basis of both changes, etc.  However, such assessment is omitted if key conditions are identical with respect to scheduled transactions of hedging instruments and hedged items, and it is assumed that the hedging can completely offset market fluctuations or cash flow fluctuations both at the startup of hedging and continuously in the subsequent periods.  The application of hedge accounting is discontinued if hedging does not meet the conditions for applying hedge accounting as a result of the above assessment.
(vii)	Other significant matters for preparing consolidated financial statements
Consumption tax is excluded from profits and losses.

(5)	Valuation of assets and liabilities of consolidated subsidiaries
Assets and liabilities of consolidated subsidiaries are fully valued at market price.

(6)	Goodwill and negative goodwill
Goodwill and negative goodwill are evenly amortized over five years.

(7)	Change in presentation
(Consolidated balance sheets)
In the fiscal year under review, “lease obligations” and “installment obligations” are included in “others” as their amounts were immaterial.  “Lease obligations” and “installment obligations” in “others” for the said fiscal year are 183 million yen and 24 million yen, respectively.

(Notes to consolidated balance sheets)
(1)	Amounts below 1 million yen are rounded off.

(2)	Accumulated depreciation and impairment losses on tangible fixed assets:
27,136 million yen

(3)	Assets pledged as collateral
Pledged assets related to the commitment line of an affiliate
In March 2006, the affiliate EMOBILE Ltd. established a 220,000 million yen commitment line with 32 banks, with a maximum repayment period of seven years, to secure funds for the mobile telephone business.  As of the end of the fiscal year under review, the amount of commitment line used by EMOBILE was 80,000 million yen.  With respect to this commitment line contract, a security interest was established over major assets (with a book value of 200,730 million yen as of March 31, 2008) held by EMOBILE and all EMOBILE shares owned by the Company.  The period of the pledge and the book value of the pledged assets at the end of the period under review are as follows:
(Period of the pledge)
Until the completion of repayment of the loan under the commitment line.
(Pledged assets)
Shares of EMOBILE:                                                 27,379 million yen
The book value of EMOBILE’s shares is 48,999 million yen in the non-consolidated balance sheets.
The commitment line contract includes financial and operating covenants.  Up until March 31, 2008, EMOBILE had done nothing contrary to the said financial and operating covenants.

(Notes to consolidated statements of income)
Amounts below 1 million yen are rounded off.

(Notes to consolidated statements of changes in net assets)
(1)       Amounts below 1 million yen are rounded off.
(2)       Number of outstanding shares at the end of the period under review:
Common stock:                                    1,461,310 shares
(3)       Dividends from retained earnings
Dividends from retained earnings for the fiscal year under review:
Resolution	Type of shares	Total amount of dividends (million yen)	Dividends per share (yen)	Record date	Effective date
Board of directors meeting held on May 14, 2007	Common stock	655	450	March 31, 2007	June 28, 2007
Board of directors meeting held on August 8, 2007	Common stock	838	575	June 30, 2007	September 11, 2007
Board of directors meeting held on November 13, 2007	Common stock	839	575	September 30, 2007	December 10, 2007
Board of directors meeting held on February 7, 2008	Common stock	813	575	December 31, 2007	March 11, 2008

Dividends from retained earnings to be distributed after the final day of the fiscal year under review:
Resolution	Type of shares	Resources of dividends	Total amount of dividends (million yen)	Dividends per share (yen)	Record date	Effective date
Board of directors meeting held on May 14, 2008	Common stock	Retained earnings	815	575	March 31, 2008	June 26, 2008

(4)	Number of shares subject to the stock acquisition rights, which have been issued by the Company, as of the final day of the fiscal year under review:

Company name	Details of stock acquisition rights	Type of shares subject to the stock acquisition rights	Number of shares subject to the stock acquisition rights (shares)				Balance at the end of the fiscal year under review (million yen)
			End of the previous fiscal year	Increase	Decrease	End of the fiscal year under review
Reporting company (parent)	(Stock acquisition rights) No. 1 stock acquisition rights intended to enhance corporate value (Note 1)	Common stock	2,7000,000	-	-	2,7000,000	2
	(Stock acquisition rights) Stock options (Note 2)	-	-	-	-	-	-
Consolidated subsidiary	(Stock acquisition rights) Stock options (Note 3)	-	-	-	-	-	-
Total			2,7000,000	-	-	2,7000,000	2
Notes:
1.
These stock acquisition rights will be granted to shareholders and become exercisable only if a person or a group that proposes to acquire the Company’s stock in volume appears, and the “Corporate Value Enhancement Committee,” which is made up of all outside directors of the Company, rejects that acquisition proposal.  At the moment, there is no such person or group, and hence, the first day of the exercise period of the stock acquisition rights has not arrived.

2.	These stock options were granted before the enforcement date of the Corporate Law, and were not recognized in the balance sheets.
3.
The consolidated subsidiary is unlisted, and the above stock options are evaluated by the estimated intrinsic value per unit.  As the total intrinsic value of the said stock options is zero at the time of granting, there were no stock options outstanding at the end of the previous fiscal year.  As of the end of the fiscal year under review, there will be no stock options outstanding because the consolidated subsidiary was transferred to the scope of equity-method affiliate in the period under review.

(5)	Minority interests
Minority interests decreased by 74,431 million yen in the fiscal year under review, due to partial sale of subsidiary’s shares and resultant changes in the scope of consolidation.

(Per share data)

(1) Net asset value per share:	13,291.57 yen
(2) Net loss per share:	4,396.36 yen
Note: Calculation basis for net loss per share
Net loss in the consolidated statements of income:	6,351 million yen
Amounts not available for common shareholders:	- million yen
Net loss attributable to common shares:	6,351 million yen
Average outstanding shares during the period:	1,444,703 shares

(Significant subsequent events)
Retirement of treasury stock
In accordance with the resolution of its board of directors meeting held on April 17, 2008, the Company retired its treasury stock pursuant to Article 178 of the Corporate Law, as shown below.
(i) Type of retired shares:	Common stock
(ii) Total number of retired shares:	44,741 shares
(iii)Total amount of retired shares:	3,000 million yen
(iv) Date of completion of retirement:	April 30, 2008
(v) Number of outstanding shares after the retirement:	1,416,579 shares

(Other notes)
(Noted to deferred tax accounting)
Major factors causing deferred tax assets and liabilities:
(million yen)
(Deferred tax assets)
Accrued enterprise tax	310
Denial of accrued expenses	326
Elimination of unrealized gains	357
Denial of depreciation on leased assets	73
Excess of depreciation over the deductible limit	263
Non-recurring depreciation	28
Impairment losses	43
Unrealized holding gains/losses on other securities	673
Deferred hedge gains/losses	495
Others	102
Subtotal deferred tax assets	2,670
Valuation allowance	(3)
Total deferred tax assets	2,666
(Deferred tax liabilities)
Difference arising from changes in equity	206
Net deferred tax assets	2,460

The principle details of the material differences between the legal practical tax rate and the actual burden tax rate after application of tax-effect accounting:
Legal practical tax rate	40.7%
(Adjustments)
Consolidated revision of gains on sale of shares of affiliates	14.3
Losses on equity-method investments	-158.6
Net loss of consolidated subsidiaries	-52.8
Others	-2.2
Actual burden tax rate after application of tax-effect accounting	-158.6%

[English Translation of the Auditors’ Report Originally Issued in the Japanese Language]

Independent Auditors’ Report

May 12, 2008

The Board of Directors
eAccess Ltd.
KPMG AZSA & Co.

Kentaro Onishi (Seal)
Designated and Engagement Partner
Certified Public Accountant

Toshiya Mori (Seal)
Designated and Engagement Partner
Certified Public Accountant

We have audited the consolidated statutory report, comprising the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the related notes of eAccess Ltd. as of March 31, 2008 and for the year from April 1, 2007 to March 31, 2008 in accordance with Article 444(4) of the Corporate Law. The consolidated statutory report is the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated statutory report based on our audit as independent auditors.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the consolidated statutory report is free of material misstatement. An audit is performed on a test basis, and includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the consolidated statutory report. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated statutory report referred to above presents fairly, in all material respects, the financial position and the results of operations of eAccess Ltd. and its consolidated subsidiaries for the period, for which the consolidated statutory report was prepared, in conformity with accounting principles generally accepted in Japan.

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Balance Sheet
(As of March 31, 2008)

(in million yen)
ASSETS	Amounts	LIABILITIES	Amounts
Current assets	69,564	Current liabilities	19,124
Cash and cash equivalents	39,339	Trade accounts payable	6,554
Accounts receivable	14,412	Current portion of Long-term debt	1,300
Short-term investments	7,500	Other accounts payable	450
Merchandise	232	Accrued expenses	4,933
Raw material	4	Income taxes payable	4,134
Advance payments	5,756	Deposits	167
Prepaid expense	404	Payable for fixed asset purchases	958
Other receivable	1,173	Consumption taxes payable	328
Deferred income taxes	740	Bonus accrual for directors	19
Other current assets	5	Other current liabilities	282
Allowance for bad debt	(1)	Long-term liabilities	83,000
Fixed assets	72,884	Bonds	83,000
Tangible fixed assets	12,449	TOTAL LIABILITIES	102,124
Building and structure	387	NET ASSETS
Machinery and equipment	10,811	Owners’ equity	42,030
Capitalized modems	318	Common stock	17,101
Tools and furniture	426	Capital surplus	5,751
Land	307	Retained earnings	22,178
Construction in progress	200	Treasury stock	(3,000)
Intangible assets	2,340	Valuation and translation adjustments	(1,708)
Goodwill	257	Valuation difference on investment securities	(987)
Software	2,034
Construction in progress	47	Deferred hedge gain and loss	(721)
Telephone subscription rights	1	Stock purchase warrants	2
Investments and other assets	58,095
Investment securities	6,673
Affiliated company stock	49,147
Investments in related company	9
Long-term prepaid expenses	7
Long-term deposits	691
Deferred income taxes	1,569
		TOTAL NET ASSETS	40,324
TOTAL ASSETS	142,448	TOTAL LIABILITIES AND NET ASSETS	142,448

Income Statements
(For the year ended March 31, 2008)

(in million yen)
Amounts
Revenue	67,257
Cost of revenue	38,804
Gross profit	28,453
Selling, general and administrative expenses	16,172
Operating profit	12,281
Other income	271
Interest income	147
Dividend income	73
Other income	51
Other expenses	1,965
Interest expense	1,926
Commission expense	35
Stock issuance costs	1
Others	4
Recurring profit	10,587
Non-recurring profit	3,950
Gains on sale of investments	30
Gains on sale of subsidiary company stocks	3,500
Gains from forfeiture of interest swap	420
Non-recurring loss	202
Loss on disposition of tangible fixed assets	18
Purchase of intangible assets	80
Extraordinary depreciation of fixed assets	69
Loss on write-down of investment securities	36
Income before income taxes	14,335
Income tax expense-current	6,036
Income tax expense-deferred	(156)
Net income	8,454

Statements of Changes in Net Assets
(For the year ended March 31, 2008)

(in million yen)
	OWNERS’ EQUITY
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total owners’ equity
Balance at March 31, 2007	17,034	5,685	16,868	-	39,586
Change of items during the period
Proceeds from stock issuance, net	67	67			134
Cash dividends			(3,144)		(3,144)
Net income			8,454		8,454
Purchase of treasury stock				(3,000)	(3,000)
Net changes of items other than owners’ equity
Total changes of items during the period	67	67	5,310	(3,000)	2,444
Balance at March 31, 2008	17,101	5,751	22,178	(3,000)	42,030

	Valuation and translation adjustments		Subscription rights to shares	Total Net Asset
	Valuation difference on investment securities	Loss on deferred hedge
Balance at March 31, 2007	(670)	(689)	2	38,229
Change of items during the period
Proceeds from stock issuance, net				134
Cash dividends				(3,144)
Net income				8,454
Purchase of treasury stock				(3,000)
Net changes of items other than owners’ equity	(317)	(32)	-	(349)
Total changes of items during the period	(317)	(32)	-	2,095
Balance at March 31, 2008	(987)	(721)	2	40,324

Notes to Non-consolidated Financial Statements
Notes to Non-consolidated Financial Statements
(1)	Valuation standards and methods for securities
Shares of subsidiaries and affiliates:
Stated at cost based on the moving average method.
Other securities:
Securities for which market price is available:
Stated at fair value based on the market price as of the end of the non-consolidated fiscal year (Unrealized holding gains/losses are reported in a component of net assets.  Cost of securities sold is calculated based on the moving average method).
Securities for which market price is not available:
Stated at cost based on the moving average method.
For investments in the investment enterprise limited liability association and similar associations (deemed securities pursuant to Article 2, Paragraph 2 of the Financial Instruments and Exchange Law), the net amount corresponding to the ownership percentage is used.

(2)	Valuation standards and methods for derivatives
Stated at fair value.

(3)	Valuation standards and methods for inventories
Merchandise and stored goods are stated at cost based on the moving average method.

(4)	Valuation standards and methods for fixed assets
(i)	Tangible fixed assets
The straight-line method is used for the depreciation of buildings (excluding building facilities), machinery and equipment and terminal equipment.
The declining-balance method is used for the depreciation of building facilities, tools, instruments and fixtures.
Useful lives are as follows:
Buildings:	8–33 years
Machinery and equipment:	3–5 years
Tools, instruments and fixtures:	2–20 years
Terminal equipment:	3 years
The depreciation of leased property booked in assets and “machinery and equipment” and “tools, instruments and fixtures,” related construction costs (with respect to finance lease transactions other than those in which the ownership of the leased property is considered to be transferred to the lessee) is calculated using the straight-line method, with the useful life as the lease term, assuming a residual value of zero.

(Changes in accounting policies)
In accordance with the revision of the Corporate Tax Law, the Company has depreciated building facilities, tools, instruments and fixtures acquired on or after April 1, 2007 using the method stipulated in the revised Corporate Tax Law, from the fiscal year under review.  This practice had little effect on operating income, ordinary loss and net loss before taxes.
(Additional information)
As for building facilities, tools, instruments and fixtures acquired on or before March 31, 2007, in accordance with the amended Corporate Tax Law in fiscal 2007, the Company evenly depreciates the difference between 5% of the acquisition price and the reminder price over five years, from the next fiscal year of a consolidated fiscal year in which these assets are depreciated to 5% of the acquisition price, using the depreciation method stipulated in the pre-amended Corporate Tax Law, and such expenses are recorded as depreciation expenses.  This practice has little effect on operating income, ordinary loss and net loss before taxes.
(ii)	Intangible fixed assets
(Software)
Software for use by the Company is depreciated using the straight-line method over its useful life (3 to 5 years).
(Goodwill)
Goodwill is depreciated using the straight-line method over a maximum period of five years.
(Facility rights)
Facility rights are depreciated using the straight-line method over the contract period (5 years).

(5)	Accounting treatment for deferred assets
Stock issuance costs are fully charged to expense as incurred.

(6)	Accounting standards for allowances
(i)	Allowance for doubtful accounts
To prepare for losses on doubtful accounts of trade notes and accounts receivable and similar losses, an amount of potential loss is calculated by taking the historical loss ratio into account in the case of non-classified loans/receivables.  Potential loss for classified loans/receivables is individually assessed.
(ii)	Allowance for bonuses to officers
To prepare for the payment of bonuses to officers of the Company, an amount of estimated bonus payments to officers is provided.

(7)	Accounting treatment for lease transactions
Finance leases where the ownership does not transfer to the lessees are handled using an accounting procedure similar to the accounting method for ordinary sale and purchase transactions.

(8)	Method for hedge accounting
(i)	Hedge accounting method
The deferred hedge accounting treatment is applied.  The allocation method is used for forward-exchange contracts eligible for allocation treatment.  With respect to interest rate swaps that meet the requirements for special treatment, the said special treatment is applied.
(ii)	Hedging instruments and hedged items
(Hedging instruments)
Forward-exchange contracts and interest rate swaps
(Hedged items)
Transactions in foreign currencies and corporate bonds
(iii)	Hedging policy

The Company uses forward-exchange contracts to avoid the risk of currency market fluctuations.  It carries out interest rate swaps for the purpose of avoiding the risk of fluctuations of corporate bond rates, and distinguishes the hedge coverage for individual contracts.

(iv)	Assessment method for hedge effectiveness

The Company assesses the effectiveness of hedges by comparing a cumulative total of the market fluctuations for hedged items and hedging instruments between the startup of hedging and the assessment, on the basis of both changes, etc.  However, such assessment is omitted if key conditions are identical with respect to scheduled transactions of hedging instruments and hedged items, and it is assumed that the hedging can completely offset market fluctuations or cash flow fluctuations both at the startup of hedging and continuously in the subsequent periods.  The application of hedge accounting is discontinued if hedging does not meet the conditions for applying hedge accounting as a result of the above assessment.

(9)	Accounting treatment of consumption tax, etc.
Consumption tax and local consumption tax are excluded from profits and losses.
(10)	Change in presentation
(Non-consolidated balance sheets)
In the fiscal year under review, “lease obligations” and “installment obligations” are included in “others” as their amounts were immaterial.  “Lease obligations” and “installment obligations” in “others” for the said fiscal year are 183 million yen and 24 million yen, respectively.

(Notes to non-consolidated balance sheets)
(1)	Amounts below 1 million yen are rounded off.
(2)	Short-term monetary assets from affiliates	10,203 million yen
(3)	Short-term monetary liabilities to affiliates	244 million yen
(4)	Accumulated depreciation and impairment losses
	on tangible fixed assets	27,136 million yen
(5)	Assets pledged as collateral
Pledged assets related to the commitment line of an affiliate

In March 2006, the affiliate EMOBILE established a 220,000 million yen commitment line with 32 banks, with a maximum repayment period of seven years, to secure funds for the mobile telephone business.  As of the end of the fiscal year under review, the amount of commitment line used by EMOBILE was 80,000 million yen.  With respect to this commitment line contract, a security interest was established over major assets (with a book value of 200,730 million yen as of March 31, 2008) held by EMOBILE and all EMOBILE shares owned by the Company.  The period of the pledge and the book value of the pledged assets at the end of the period under review are as follows:

(Period of the pledge)
Until the completion of repayment of the loan under the commitment line.
(Pledged assets)
Shares of Affiliates
	Shares of EMOBILE	48,999 million yen
The commitment line contract includes financial and operating covenants. Up until March 31, 2008, EMOBILE had done nothing contrary to the said financial and operating covenants.

(Notes to non-consolidated statements of income)
(1)	Amounts below 1 million yen are rounded off.
(2)	Transactions with affiliates
Operating transactions
	Sales	16,573 million yen
	Purchases	151 million yen
	Other operating transactions	180 million yen

(Notes to non-consolidated statements of changes in net assets)
(1)	Amounts below 1 million yen are rounded off.
(2)	Number of outstanding shares at the end of the period under review:
	Common stock:	44,741 shares

(Notes to deferred tax accounting)
Major factors causing deferred tax assets and liabilities:
Major factors causing deferred tax assets and liabilities:
(million yen)
Accrued enterprise tax	309
Denial of accrued expenses	326
Denial of depreciation on leased assets	73
Excess of depreciation over the deductible limit	263
Non-recurring depreciation	28
Impairment losses	43
Unrealized holding gains/losses on other securities	673
Deferred hedge gains/losses	495
Others	102
Subtotal deferred tax assets	2,313
Valuation allowance	(3)
Net deferred tax assets	2,309

(Notes to transactions with related parties)
Attribute	Name of company, etc.	Location	Capital	Nature of business	Voting rights held	Relationship
						Concurrent directors	Business
Affiliated company	EMOBILE Ltd.	Minato-ku, Tokyo	(Capital) 71,754 million yen	Mobile broadband communications service	Direct: 37.6%	Concurrent directors: 3	Business tie-up in mobile broadband communications service

Transaction type	Transaction amount (million yen)	Account item	Ending balance (million yen)

Sale of mobile terminals, provision of transmission service, etc. (Note 1)	16,573	Accounts receivable	9,599
Provision of security (Note 2)	48,999	-	-

Transaction conditions and policies in determining the transaction conditions:

Note 1.	Prices and other transaction conditions are determined through negotiations where the Company suggests prices with reference to the market price.
Note 2.	With respect to EMOBILE Ltd.’s commitment line with financial institutions, a security interest has been established over major assets held by EMOBILE and all of EMOBILE shares owned by the Company.

(Per share data)

(1)	Net asset value per share	28,464.80 yen
(2)	Net income per share	5,852.03 yen
Note: Calculation basis for net loss per share
	Net loss in the non-consolidated statements of income:	8,454 million yen
	Amounts not available for common shareholders:	- million yen
	Net loss attributable to common shares:	8,454 million yen
	Average outstanding shares during the period:	1,444,703 shares

(Significant subsequent events)
Retirement of treasury stock
In accordance with the resolution of its board of directors meeting held on April 17, 2008, the Company retired its treasury stock pursuant to Article 178 of the Corporate Law, as shown below.
	(i) Type of retired shares:	Common stock
	(ii) Total number of retired shares:	44,741 shares
	(iii) Total amount of retired shares:	3,000 million yen
	(iv) Date of completion of retirement:	April 30, 2008
	(v) Number of outstanding shares after the retirement:	1,416,579 shares

[English Translation of the Auditors’ Report Originally Issued in the Japanese Language]

Independent Auditors’ Report

May 12, 2008

The Board of Directors
eAccess Ltd.

KPMG AZSA & Co.

Kentaro Onishi (Seal)
Designated and Engagement Partner
Certified Public Accountant

Toshiya Mori (Seal)
Designated and Engagement Partner
Certified Public Accountant

We have audited the statutory report, comprising the balance sheet, the statement of income, the statement of changes in net assets and the related notes, and its supporting schedules of eAccess Ltd. as of March 31, 2008 and for the 9th business year from April 1, 2007 to March 31, 2008 in accordance with Article 436(2)(1) of the Corporate Law. The statutory report and supporting schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the statutory report and supporting schedules based on our audit as independent auditors.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the statutory report and supporting schedules are free of material misstatement. An audit is performed on a test basis, and includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the statutory report and supporting schedules. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statutory report and supporting schedules referred to above present fairly, in all material respects, the financial position and the results of operations of eAccess Ltd. for the period, for which the statutory report and supporting schedules were prepared, in conformity with accounting principles generally accepted in Japan.

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Certified Copy of the Auditors’ Report of the Board of Corporate Auditors
Auditors’ Report

The Board of Corporate Auditors has received auditors’ reports of the business report, financial statements, their annexed detailed statements, consolidated financial statements and business performance of the directors during the 9th business year from April 1, 2007 through March 31, 2008 from each of the corporate auditors. After discussing the reports we have prepared this Auditors’ Report as the unanimous opinion of all corporate auditors and report as follows:

1.	Method and Details of Audit Performed by Corporate Auditors and the Board of Corporate Auditors
The Board of Corporate Auditors established the audit policy and division of duties, received reports on the status and results of audits from corporate auditors as well as reports on the status of execution of duties from directors and independent auditors, and requested explanations when necessary.
Pursuant to the audit standard of corporate auditors prescribed by the Board of Corporate Auditors, and in accordance with the audit policy and division of duties, each of the corporate auditors worked to communicate with directors, the Internal Audit and other employees, made efforts to gather information and establish the audit environment, in addition to attending the meetings of the Board of Directors and other important meetings, receiving reports from the directors and employees on their duties, requesting explanations when necessary.  Each of the corporate auditors also inspected approval documents concerning matters such as important decisions, and investigated the conditions of the business and financial conditions at the principal offices.  Furthermore, to ensure the execution of the duties of directors complied with the Law and the Articles of Incorporation and to ensure appropriate stock company operations, corporate auditors also monitored and investigated the details of the board resolution on the establishment of a system stipulated in Paragraph 1 and Paragraph 3 of Article 100 of the Ordinances for Enforcement of the Corporation Law and the status of the internal control system established based on this resolution.  Considering the status of the discussions at the meeting of the Board of Directors and other meetings, each of the corporate auditors reviewed the details of basic policy set forth in Item 1 of Article 127 of the Ordinances for Enforcement of the Corporation Law and each approach set forth in Item 2 of the same Article as described in the business report.  We worked to communicate and exchange information with the directors and the corporate auditors of EMOBILE Ltd., which is one of our subsidiaries and important affiliate companies, and received reports on operations when necessary. The above methods were used to examine the business report and its annexed detailed statements for the current business year.
Furthermore, in addition to monitoring and examining whether the independent auditor maintained an independent position and performed auditing appropriately, we received reports from the independent auditor on the execution of its duties and requested explanations when necessary.  In addition, we received notice from the independent auditor that “The Systems for Ensuring the Proper Execution of Duties” has been organized, and sought explanations whenever necessity arose. Based on the above methods, we examined the financial statements (the balance sheet, the statement of income, the statement of changes in shareholders’ equity and other net assets, and the notes to financial statements), their annexed detailed statements, and the consolidated financial statements (the consolidated balance sheet, the consolidated statement of income and the consolidated statement of changes in shareholders’ equity and other net assets, and the notes to consolidated financial statements) for the current business year.

2.           Result of Audit
(1) Result of audit of business report
i) The business report and annexed detailed statements fairly represent the condition of the company in accordance with the law and the Articles of Incorporation of the company.
ii) We have determined that there were no serious occurrences of dishonest or false activity or violations of any laws or the company’s Articles of Incorporation by any of the directors in carrying out their duties.
iii) We believe the details of resolutions of the Board of Directors regarding the internal control system are appropriate. We found no matters of note regarding the execution of duties of directors regarding the internal control system.
iv) We found no matters of note regarding the Basic Policies for Governing the Company described in the business report.  Further, it is determined that the trust-type rights plan as an effort for realizing this basic policy will no longer be available after the 9th ordinary general meeting of shareholders.

(2)   Result of audit of financial statements and annexed detailed statements
In our opinion, the audit procedures and audit results received from the independent auditor KPMG AZSA & Co. are appropriate.

(3)   Result of audit of consolidated financial statements
In our opinion, the audit procedures and audit results received from the independent auditor KPMG AZSA & Co. are appropriate.

3.          Subsequent Events
             There are no subsequent events which shall be recorded.

May 13, 2008
Board of Corporate Auditors of eAccess Ltd.

Corporate Auditor (Full-time) Corporate Auditor Corporate Auditor	iYukio Goto (Seal) Koichiro Nakamoto (Seal) Motohide Nishimura (Seal)
(Note) Each of the corporate auditors, Yukio Goto, Koichiro Nakamoto and Motohide Nishimura, is an outside corporate auditor set forth in Item 16 of Article 2 of the Corporation Law. -END-